UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Sapient Corporation
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April 27, 2012

Alan J. Herrick

President and Chief Executive Officer

Dear Stockholder,

We invite you to join us at the Annual Meeting of Stockholders of Sapient Corporation, a Delaware corporation. The meeting will be held on Thursday, June 7, 2012 at 9:00 a.m. local time at the Company’s headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116.

This Proxy Statement describes how you may participate in our Annual Meeting, whether or not in person, and includes the formal agenda for the meeting.

In addition to addressing the specific agenda items at the meeting, we will present a general overview of our operations and ongoing strategy, and will be happy to respond to stockholder questions properly brought before the meeting.

For your convenience, our 2012 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2011 are available via the Internet at www.proxyvote.com.

Alan J. Herrick
President and Chief Executive Officer

SAPIENT CORPORATION

131 Dartmouth Street

Boston, Massachusetts 02116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Sapient Corporation (the “Annual Meeting”) will be held at the offices of Sapient Corporation (“Sapient” or the “Company”), located at 131 Dartmouth Street, Boston, Massachusetts 02116 on Thursday, June 7, 2012, at 9:00 a.m. (local time), for the following purposes:

One:	To elect the eight directors named in the accompanying proxy statement to serve on our Board of Directors until our 2013 Annual Meeting of Stockholders;

Two:	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

Three:	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

The stockholders will also act on any additional business that may properly come before the Annual Meeting.

The record date for the Annual Meeting is April 11, 2012. Only stockholders of record as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. If the Annual Meeting is adjourned or postponed for any reason, any action remaining to be taken on the above matters will be considered when the meeting is resumed.

Your vote is important and is being solicited by our Board of Directors. Instructions on how to vote, a discussion of the above proposals, and significant information about the Company may be found in our 2012 Proxy Statement attached to this Notice. If you plan to attend the Annual Meeting in person, please check the appropriate box on your proxy card prior to submission.

We are pleased to offer these proxy materials and our 2011 Annual Report on Form 10-K (our “Annual Report”) to stockholders via the Internet at www.proxyvote.com. We believe posting these materials on the Internet enables us to provide our stockholders with necessary information more quickly, lowers printing and delivery costs and reduces the environmental impact of our annual meetings of stockholders.

By Order of the Board of Directors,

Joseph A. LaSala, Jr.
Senior Vice President, General Counsel and Secretary

Boston, Massachusetts

April 27, 2012

IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIALS

This Proxy Statement, proxy card and voting instructions, together with our Annual Report (without exhibits), are being distributed to our stockholders of record on or about April 27, 2012. A complete set of these proxy materials is available on the Internet at www.proxyvote.com.

SAPIENT CORPORATION

131 Dartmouth Street

Boston, Massachusetts 02116

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on June 7, 2012

INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

You received this proxy statement (this “Proxy Statement”), accompanying proxy card or voting instruction form, and our Annual Report on Form 10-K for the year ended December 31, 2011 (without exhibits) (our “Annual Report”) because the Board of Directors of Sapient Corporation is soliciting your proxy to vote at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”). In these materials, we refer to Sapient Corporation as “Sapient,” “Company,” “we,” “us,” and “our” and to the Board of Directors of Sapient Corporation as “Board of Directors” and “Board.” Our principal executive offices are located at 131 Dartmouth Street, Boston, Massachusetts 02116. Our telephone number is (617) 621-0200. The Notice of Annual Meeting of Stockholders, which accompanies this Proxy Statement and a proxy card, was mailed to stockholders beginning on or about April 27, 2012.

What proposals are being considered at the Annual Meeting?

The proposals listed in the Notice of Annual Meeting of Stockholders are the matters that will be voted on at the Annual Meeting.

How many votes are needed to approve the proposals?

Proposal One:	The eight nominees who receive the greatest number of votes cast will be elected as directors.

Proposal Two:	The ratification of the selection of our independent registered public accounting firm requires that votes cast “For” the proposal exceed votes cast “Against” the proposal.

Proposal Three:	The approval, on an advisory basis, of the compensation paid to the Company’s named executive officers requires that votes cast “For” the proposal exceed votes cast “Against” the proposal. While this advisory vote is required by law, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee of our Board of Directors (the “Compensation Committee”) will take into account the outcome of the vote when considering future executive compensation decisions.

If you choose to withhold authority to vote for any individual director nominee(s) or if you vote to “Abstain” from Proposals Two or Three, your votes will not be included in the vote tally for such proposal and will have no effect on the results of the vote.

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 11, 2012, the record date, will be entitled to vote at the Annual Meeting.

Stockholder of Record — If you own shares of our common stock and those shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, or a “record holder.” As a record holder, you may vote in person at the Annual Meeting or by proxy.

Beneficial Owner — If your shares are held in an account at a brokerage firm, bank or other nominee (each, a “broker”), then you are the “beneficial owner” of shares held in “street name,” and these proxy materials have been or will be forwarded to you by your broker. For purposes of voting at the Annual Meeting, the broker holding your account is considered the record holder, but as a beneficial owner you have the right to direct your broker how to vote the shares in your account.

If you are a beneficial owner, you are invited to attend the Annual Meeting but may not vote your shares in person unless you request and obtain a valid proxy issued in your name from your broker. To vote your shares in person at the Annual Meeting, you must present the following items to the Secretary of the Company before the voting begins: (a) picture identification; (b) an account statement or letter from the record holder, indicating that you owned the stated shares as of the record date; and (c) a proxy from the record holder issued in your name.

How do I vote my shares?

You are entitled to one vote for each share of our common stock you owned as of the record date. Whether or not you plan to attend the Annual Meeting, please carefully review this Proxy Statement and submit your proxy promptly by one of the methods available to you, as described below.

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Stockholders of record are requested to submit a proxy by telephone at (800) 690-6903 or Internet at www.proxyvote.com, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-prepaid envelope.

•	Beneficial owners should submit voting instructions to their broker via telephone, Internet, or as otherwise specified on the voting instruction form provided by the broker.

If you vote by telephone or the Internet, you do not need to return your proxy card or voting instruction form. Instead, please follow the instructions on your proxy card or voting instruction form for telephone and Internet voting. So long as your proxy is received prior to the vote at the Annual Meeting and not revoked, your shares will be voted as directed on your proxy. To make certain that your vote will be received in time, please cast your vote, by your choice of available means, at your earliest opportunity.

If you plan to attend the Annual Meeting and need directions to the Company’s headquarters, please contact our Investor Relations department at the address listed on the Notice of Annual Meeting of Stockholders or by email at ir@sapient.com.

How does the Board recommend that I vote?

The Board recommends that you vote:

(1) FOR the election of each of the eight director nominees;

(2) FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year; and

(3) FOR our named executive officer compensation.

May I change my vote after submitting my proxy or voting instruction form?

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If you are a stockholder of record, you may revoke a proxy at any time before it has been exercised at the Annual Meeting. To revoke a proxy, you can (i) send a written revocation to the Secretary of the Company at our headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116, (ii) send a duly executed proxy bearing a later date, (iii) if you voted by telephone or the Internet, you may change your vote with a timely and valid later telephone or Internet vote, as the case may be, or (iv) appear in person and vote by ballot at the Annual Meeting.

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Any stockholder of record attending the Annual Meeting may vote in person, whether or not having previously submitted a proxy. The presence of a stockholder at the Annual Meeting (without further action) will not constitute revocation of a previously submitted proxy.

•	If you are the beneficial owner of your shares, you may change previously delivered voting instructions by following the procedure set forth on the voting instruction form provided by your broker.

How will my shares be voted if I submit my proxy but don’t provide specific instructions?

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If you submit a properly executed proxy and do not provide specific instructions for Proposal 1, the proxy will be voted for the election of all director nominees. Abstentions and broker non-votes will not be counted as votes for the election of director nominees.

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If you submit a properly executed proxy and do not provide specific instructions for Proposal 2, the proxy will be voted for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. Brokers voting shares will have the discretionary authority to vote on this proposal absent instructions from the beneficial owner. Abstentions will not be counted as votes for or against this proposal.

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If you submit a properly executed proxy and do not provide specific instructions for Proposal 3, the proxy will be voted for the approval, on an advisory basis, of the compensation paid to the company’s named executive officers. Abstentions and broker non-votes will not be counted as votes for or against this proposal.

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If other matters are presented at the Annual Meeting, proxies will be voted on such other matters in accordance with the discretion of the proxy holders. At this time, we do not know of any other matters that will be presented at the Annual Meeting.

What is a “broker non-vote”?

A “broker non-vote” is a proxy submitted by a broker for a matter over which the broker does not have discretionary voting power and for which such broker has not received instructions from the beneficial owner or other person entitled to vote the shares represented by the proxy. While brokers may use their discretion to vote on routine matters where the beneficial owner has not provided instructions, neither the election of directors nor the advisory vote on compensation paid to our named executive officers is deemed a “routine” matter. Of the proposals to be acted upon at the Annual Meeting, we believe that only the ratification of auditors is a routine matter. Therefore, if you do not give your broker voting instructions, your shares will not be voted as to any proposal at the Annual Meeting other than the ratification of auditors. If you have questions about broker non-votes or the voting process generally, please contact your broker or visit the Securities and Exchange Commission’s (“SEC”) website at http://www.sec.gov/spotlight/proxymatters.shtml.

What is a quorum requirement?

To be valid, the Annual Meeting must have a quorum of stockholders present or represented. A quorum of stockholders will be deemed present or represented if at least a majority of the total number of shares of common stock outstanding and entitled to vote as of the close of business on the record date is present or represented by proxy at the Annual Meeting. For purposes of achieving a quorum, abstentions (when you choose to decline to vote), votes withheld from a director nominee, and “broker non-votes” will be counted as present and entitled to vote. As of the close of business on the record date, 140,387,115 shares of our common stock were outstanding and entitled to vote. For a quorum to exist, at least 70,193,558 shares must be present or represented by proxy at our Annual Meeting. Our common stock is our only class of securities outstanding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SAPIENT

CORPORATION ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2012

This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (with or without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to: Sapient Corporation Investor Relations Department, c/o Sapient Corporation, 131 Dartmouth Street, Boston, Massachusetts 02116; or by e-mail to ir@sapient.com.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

We are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By opting for electronic delivery of documents, you will receive stockholder communications such as our Proxy Statement and Annual Report as soon as they become available, and may vote via the Internet on matters to be decided at the Annual Meeting. Choosing electronic delivery reduces the number of bulky documents in your mail, conserves natural resources, and reduces our printing and mailing costs.

To sign up for electronic delivery of future mailings, visit http://www.icsdelivery.com/sape and enter information for all of your Sapient stockholdings. Once you enroll, you will receive all future mailings via electronic delivery until you elect to cancel your enrollment by following the instructions provided on the website. If you have any questions about electronic delivery, please contact our Investor Relations department at the mail or e-mail address listed above.

HOUSEHOLDING OF PROXY MATERIALS

Like many other companies, brokers, banks, and nominee record holders, Sapient participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address unless we have received contrary instructions. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Investor Relations department at the address or website listed above or call us at (617) 621-0200. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your broker or contact our Investor Relations department at the mail or e-mail address listed above.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal for consideration at our Annual Meeting is the election of the eight director nominees named in this Proxy Statement. Upon the recommendation of our Governance and Nominating Committee, the Board of Directors has nominated James M. Benson, Hermann Buerger, Jerry A. Greenberg, Alan J. Herrick, J. Stuart Moore, Robert L. Rosen, Ashok Shah and Vijay Singal for election as directors (collectively, the “director nominees”), each of whom currently serves as a director of the Company. Information about our director nominees can be found beginning on page 10 of this Proxy Statement.

If elected, each director nominee will serve as a director until our 2013 Annual Meeting of Stockholders and his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Each director nominee has indicated his willingness to stand for election and serve as a member of our Board of Directors, if elected. However, if any director nominee should be unwilling or unable to stand for election, the person acting as proxy may vote the proxy “FOR” a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the director nominees will be unable to serve if elected.

The number of directors constituting the Board of Directors is fixed at nine, and we currently have nine directors on our Board: the eight director nominees and Darius W. Gaskins, Jr., our Chairman of the Board and Governance and Nominating Committee chair. Mr. Gaskins will continue to serve on the Board in such roles until his current term on the Board expires immediately following the Annual Meeting. At such time, the Board of Directors will reduce the number of directors constituting the Board of Directors to eight immediately following the Annual Meeting. Accordingly, the persons named in the provided proxy card cannot vote for a greater number of persons than the eight director nominees.

The eight director nominees receiving the highest number of “FOR” votes by the shares entitled to be voted will be elected. The persons named in the accompanying proxy card will vote each proxy “FOR” the election of the director nominees unless authority to vote for the election of one or more of the nominees is withheld by marking the proxy card to that effect. Broker non-votes and abstentions will not be counted as votes “FOR” the director nominees.

For more information about our Board of Directors and its Committees, including the director nomination process, see “Information About Our Directors and Corporate Governance” beginning on page 10 of this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal for consideration at our Annual Meeting is to ratify the selection, made by the Audit Committee of our Board of Directors, of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

PwC has served as our independent registered public accounting firm since 1999, and we have been advised by PwC that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. A representative of PwC is expected to be present at the Annual Meeting to answer appropriate questions, and to make a statement if he or she so desires.

STATEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The professional services provided by PwC and the aggregate fees for those services rendered to Sapient during the years ended December 31, 2011 and 2010 were as follows:

	2011*	2010*
Fees for Services Rendered
Audit Fees(1)	$2,907,000	$2,472,000
Audit-Related Fees(2)	160,000	7,000
Tax Fees(3)	804,000	900,000
All Other Fees(4)	5,000	4,000

Total	$3,876,000	$3,383,000

*	All PwC services provided were pre-approved by the Audit Committee.

(1)	Audit Fees. These fees include services performed by PwC in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K; the review of our interim financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. These fees are for services provided by PwC such as accounting consultations and any other audit and attestation services not required by applicable law.

(3)	Tax Fees. These fees include all services performed by PwC for non-audit related tax advice, planning and compliance services.

(4)	All Other Fees. These fees include licenses to web-based accounting and finance reference materials.

For a discussion of the Audit Committee’s pre-approval policies and procedures, see page 15 of this Proxy Statement.

Although stockholder approval of the Audit Committee’s selection of PwC is not required by law, the Board of Directors believes it is advisable to afford stockholders an opportunity to ratify this selection. Even if the selection of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm or firms, in whole or in part, at any time during the year, should it determine that such a change is in the best interests of the Company and its stockholders.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted “FOR” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. If this proposal is not approved at the Annual

Meeting, the Audit Committee will reconsider its selection of PwC, although it may elect to continue to retain PwC. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of the selection of PwC as our independent registered public accounting firm. Abstentions will not be counted as votes “FOR” or “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Company is providing its stockholders with the opportunity to cast an advisory vote on executive compensation, as it did in 2011. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are entitled to vote at the Annual Meeting to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. Furthermore, the Company believes that it is appropriate to annually seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program. In 2011, the advisory vote on executive compensation received greater than 95% support from stockholders.

As described in detail under the heading “Compensation Discussion and Analysis” (“CD&A”), beginning on page 26 of this Proxy Statement, our executive compensation program is designed to implement and achieve the goals of our executive compensation philosophy. Our philosophy, fundamentally, is to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate, and retain our named executive officers, who are critical to our success. Under this executive compensation program, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. The CD&A provides additional details about our executive compensation program, including information about the fiscal year 2011 compensation of our named executive officers.

Sapient continues to maintain best practices in designing and implementing its executive compensation program. These practices include the following:

•	positioning total direct compensation and each element at approximately (within 15% of) the market median of our peer companies;

•	aligning annual short-term incentive awards with annual operating, financial, and strategic objectives;

•	rewarding and emphasizing increased stockholder value through long-term equity incentive awards that comprise the greatest portion of our named executive officers’ total compensation;

•	not offering any “tax gross-ups” to our executives;

•	prohibiting the repricing or exchange of equity awards without stockholder approval;

•	providing that our annual equity incentive awards vest in equal annual installments over at least a three-year period, except in limited circumstances; and

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except as noted for Dr. Christian Oversohl, Senior Vice President, SapientNitro Europe, we do not offer any supplemental executive health and welfare or retirement programs or provide any other supplemental benefits or perquisites to our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our philosophy, policies and practices as described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

Broker non-votes and abstentions will not be voted “FOR” or “AGAINST” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The report by this committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of the Board of Directors of Sapient (the “Audit Committee”) comprises four non-employee directors, each of whom is an independent director within the meaning of the applicable NASDAQ listing standards and SEC rules and regulations.

On behalf of the Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal control designed to ensure the integrity of Sapient’s financial statements and reports; compliance with laws, regulations and corporate policies; and the independent registered public accounting firm’s qualifications, performance and independence.

Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011. PwC, the Company’s independent registered public accounting firm in 2011, issued its report on the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting, the details of which are set forth in the Company’s Annual Report.

Additionally, the Audit Committee has discussed with PwC the matters required to be discussed in accordance with Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications. The Audit Committee also has received the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence from the Company and its management.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report.

Hermann Buerger, Chairman

Robert L. Rosen

Ashok Shah

Vijay Singal

INFORMATION ABOUT OUR DIRECTORS AND CORPORATE GOVERNANCE

At the recommendation of the Governance and Nominating Committee, our Board of Directors proposes that the following eight individuals, each a current member of our Board of Directors, be nominated for election at our Annual Meeting, as described beginning on page 4 of this Proxy Statement.

The below biographical information is provided as of the date of this Proxy Statement for each director nominee, including his age, period of service as a director, business experience during at least the past five years (including other public company directorships), and any qualifications, attributes and skills that contributed to the Board’s conclusion that he should continue his service as a member of our Board of Directors.

Director Nominees

Name	Age	Director Since	Principal Occupation, Other Business Experience and Directorships During at least the Past Five Years
James M. Benson	65	2007	Mr. Benson has been a director since August 2007 and currently serves as Compensation Committee chair. Mr. Benson is the President and Chief Executive Officer of Benson Botsford, LLC, a private investment firm (since August 2010). Mr. Benson is also the Chief Executive Officer of Clark Benson LLC (“Clark Benson”), a position he has held since January 2006, and a principal of its parent company, Clark & Wamberg, LLC, a position he has held since the company’s formation in February 2007. Mr. Benson served as a director of Clark, Inc., the former parent company of Clark Benson, from January 2006 until March 2007. Prior to founding Clark Benson, Mr. Benson served as President and Chief Executive Officer of John Hancock Life Insurance Company, a division of Manulife Financial, from 2002 to 2006. From 1997 to 2002, Mr. Benson served as President of MetLife’s Individual Business enterprise, as well as Chairman, President and Chief Executive Officer of two separate MetLife affiliates: New England Financial and GenAmerica Financial Corporation.

			Mr. Benson, who holds a BA in Economics and an MBA, has over 40 years of industry experience and is a nationally recognized expert in the fields of financial services, insurance, investments and compensation. In addition to his management expertise, Mr. Benson serves on the boards of several non-public entities, including Aviva USA and Valmark Securities, Inc. He is a trustee with the American College Endowment Foundation, and founder and chairman of World T.E.A.M. Sports, an organization dedicated to providing people with disabilities opportunities through sports activities. In December 2010, Mr. Benson was elected to the United States Olympic Committee board of directors.

			Mr. Benson’s breadth of leadership and board experience enable him to provide valuable input to the Board of Directors regarding corporate governance matters and to the Company regarding its operations and strategic direction.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Directorships During at least the Past Five Years
Hermann Buerger	68	2006	Mr. Buerger has been a director and Audit Committee chair since June 2006. Mr. Buerger was employed by Commerzbank AG from 1972 through his retirement in 2004, where he held a variety of senior executive positions, including Chief Executive Officer and regional board member for the Americas, and focused on commercial lending for multinational businesses. From 2003 until August 2011, Mr. Buerger served as a director and chairman of the audit committee of EMS Technologies.

			Mr. Buerger served as a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil from 2002 to 2004, and on the Advisory Board of the Wharton Real Estate Center from 1997 to 2004.

			Throughout his career, Mr. Buerger has successfully managed a major banking operation, and has served on the audit committees of a number of public companies, including as an “audit committee financial expert.” With a BA in Economics and an MBA in Finance and expertise that includes financial statement analysis and managing risks in market, credit, liquidity and trading, Mr. Buerger provides valuable direction to the Company concerning its operations and financial management.

Jerry A. Greenberg	46	2010	Mr. Greenberg co-founded Sapient in 1991, and served as Co-Chairman of the Board of Directors and Co-Chief Executive Officer of the Company until 2006.

			Since 2006, Mr. Greenberg has been an entrepreneur, during which time he helped to found three privately-held companies, two of which he serves as a strategic adviser and one as chief executive officer (Sushi Nozawa LLC, a restaurant group). Additionally, from 2006 to 2010, Mr. Greenberg acted as an adviser to the Company under a consulting arrangement, which was terminated upon his reappointment as a Sapient director in October 2010.

			As a co-founder and former Company executive, Mr. Greenberg offers valuable insight to the Board with his unique understanding of Sapient’s business and culture.

Alan J. Herrick	46	2006	Mr. Herrick has served as a director and Sapient’s President and Chief Executive Officer since October 2006. Prior to his current position, Mr. Herrick served as Executive Vice President in charge of Sapient North America and Europe. Mr. Herrick joined Sapient in 1995. Prior to joining Sapient, Mr. Herrick held management positions at PSE&G, Prudential, and Home Holdings.

			As a Sapient employee since 1995, Mr. Herrick has a fundamental understanding of, and is a principal thought leader concerning the Company’s core business, strategy, vision, purpose and culture. As CEO and a Board member, Mr. Herrick’s management of the Company’s day-to-day operations and strategic direction helps to align Board governance with Company business processes and the Company’s strategic plan.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Directorships During at least the Past Five Years
J. Stuart Moore	50	1991	Mr. Moore co-founded Sapient in 1991 and served as the Company’s Co-Chairman of the Board of Directors and Co-Chief Executive Officer from the Company’s inception until 2006.

Mr. Moore is currently a partner and director of Professional Aptitude Council, Inc., a global privately-held consulting organization serving professionals, corporations and academic institutions.

As a co-founder and former Company executive, Mr. Moore offers valuable insight to the Board with his unique understanding of Sapient’s business and culture.

Robert L. Rosen	65	2012

Mr. Rosen has been a director since February 2012. Mr. Rosen has served as a director of Ares Capital Corporation, a private debt group, since 2004. He also serves as an Operating Partner to Ares Management LLC, a diversified asset management company, a position he has held since 2004. In addition, since 1987, he has served as Managing Partner of RLR Capital Partners LP, which invests principally in the securities of publicly traded North American companies.

From 2005 to 2008, Mr. Rosen was a Managing Partner of RLR Focus Fund LP, an “active value” hedge fund. In 1998, Mr. Rosen founded National Financial Partners (“NFP”), an independent provider of financial services to high net worth individuals and small to medium sized corporations. He served as NFP’s Chief Executive Officer from 1998 to 2000 and as its Chairman until 2002.

Mr. Rosen is a member of the Board of Overseers of NYU Stern School of Business. Mr. Rosen received an undergraduate degree from City University of New York and an MBA in finance from NYU’s Stern School. Mr. Rosen is a seasoned executive with over 30 years of diversified public and private investing experience. Such broad business and financial experience allows Mr. Rosen to provide valuable expertise and direction to the Board concerning the Company’s operations and financial management.

Ashok Shah	60	2008	Mr. Shah has been a director since June 2008. He currently is Managing Partner of CEPS Consulting, LLC, a consulting firm he founded, that provides advisory services to IT/telecom services and software firms and enterprise clients. From November 2003 to March 2008, Mr. Shah was Vice President and Managing Partner of the Global Professional Business Division of Alcatel-Lucent. Prior to joining Alcatel-Lucent, Mr. Shah held various positions with Digital Equipment, Compaq Computer Corporation and Hewlett-Packard, including: General Manager of IT Services (New York); Subsidiary Manager of IT Services (Iran); Country Manager for the Software Division (India); Asia Pacific Manager for the Systems Integration Division (Hong Kong and Singapore); and Vice President of Professional Services Division for North America Compaq (Houston).

			Mr. Shah currently serves as a member of the Board of Trustees at Rider University in New Jersey, where he also serves as a member of the Executive Advisory Council for the university’s College of Business Administration. He has also served on the Leadership Board of the University of Houston’s Cullen College of Engineering. As a seasoned executive with international operating experience, Mr. Shah’s expertise and industry knowledge in IT, telecommunications and software services advisory experience enable him to provide valuable insight to the Board concerning the Company’s international operations and software and IT services industry.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Directorships During at least the Past Five Years
Vijay Singal	57	2008	Dr. Singal has been a director since June 2008 and presently serves as Risk Committee chair. Currently, Dr. Singal is the J. Gray Ferguson Professor of Finance at the Pamplin College of Business, Virginia Tech University, a position he has held since 2002. Dr. Singal served as the Department Head of the Department of Finance at the university from 2003 to 2009, and held other academic positions there beginning in 1992. Dr. Singal also served as a visiting Professor of Finance at NYU’s Stern School of Business from September 2011 to July 2012. His areas of research include corporate governance, CEO compensation, mergers, currency risk management, cash management and distribution, and market efficiency. Prior to joining academia, Dr. Singal was at the Oil and Natural Gas Corporation (India) for a period of ten years in various positions, finally as a Joint Director of Finance.

			From 2003 to 2008, Dr. Singal served as a member of the Board of Trustees and a member of the Audit Committee of New River Funds, a fund complex comprising two funds. Dr. Singal has also provided his services as a consultant and partner to a New Jersey-based securities trading company since 2005. Dr. Singal holds a bachelor’s degree in Chemical Engineering, and both an MBA and doctorate in Finance. In addition to his academic achievements, Dr. Singal lived in India for many years and has substantial experience conducting business there. As a result, and in addition to his general business and management insight, he provides the Board valuable perspective and guidance on Indian business processes and culture essential to the Company’s business.

Board Leadership Structure

Our Chairman of the Board, Darius W. Gaskins, Jr., is an independent director and has served as Chairman of the Board and Governance and Nominating Committee chair since June 2008. Mr. Gaskins will continue to serve as Chairman of the Board and Governance and Nominating Committee chair until his current term on the Board expires immediately following the Annual Meeting. Following the Annual Meeting and as a result of the expiration of Mr. Gaskins’ term, the Board will adopt a leadership structure for the Board that will best serve the interests of our stockholders.

The Board believes that during Mr. Gaskins’ tenure as Chairman of the Board, its leadership structure provided an appropriate and effective level of oversight over the Company’s business operations, enhanced the Board’s ability to oversee our enterprise-wide approach to risk management, and enabled the Board to carry out its roles and responsibilities on behalf of the Company’s stockholders.

Independence of our Board of Directors and its Committees

The listing rules established by the NASDAQ Global Select Market (“NASDAQ”) require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board. This means that each independent director has no relationship that would interfere with his exercise of independent judgment. Our Board of Directors considers a number of factors in determining independence and consults with legal counsel to ensure that our Board’s determination with respect to the definition of “independent” is consistent with current NASDAQ listing rules.

Our Board of Directors reviewed all relevant transactions or relationships between each director (or any of his family members) and Sapient and/or our senior management, and the Board has affirmatively determined that each of our current directors, other than Alan J. Herrick (our President and Chief Executive Officer) and Jerry A. Greenberg, is an independent director under the applicable guidelines noted above.

Our Board of Directors has four committees: the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Committee. With the exception of Mr. Greenberg’s service on the Risk Committee, each of these committees consists solely of Board members determined to be independent as established under current NASDAQ listing rules and applicable securities laws and regulations.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board’s Risk Committee focuses on oversight of the Company’s enterprise risk management, and each of the other Board committees considers risk within its specific area of responsibility. The specific duties and responsibilities of the committees are set forth under each committee’s respective heading below. Each of the committee chairs reports to the full Board at its regular meetings concerning the activities of the committee, the significant issues it has discussed, and the actions taken by the committee. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes, and reporting to the Board and its committees on such matters.

Board and Committee Meetings

Our Board of Directors and its committees meet periodically throughout the year, as needed, to direct management of the Company. In 2011, the Board of Directors held 12 meetings and took action by unanimous written consent four times. Each director attended at least 93% of the aggregate of the meetings of the Board and the committees on which he served. Our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Director Attendance at Annual Meetings

We encourage, but do not require, our directors to attend our Annual Meetings of Stockholders. All directors attended the Company’s 2011 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee, among other responsibilities, reviews our auditing, accounting, financial reporting and internal control functions, and selects our independent registered public accounting firm. See “Report of the Audit Committee of the Board of Directors” on page 9 of this Proxy Statement. The Audit Committee meets at least four times annually and with greater frequency if necessary. The Audit Committee met 11 times in 2011.

The current members of the Audit Committee are Hermann Buerger, Robert L. Rosen, Ashok Shah and Vijay Singal, each of whom is an independent director within the meaning of applicable NASDAQ listing rules and securities laws and regulations, is able to read and understand the Company’s financial statements and, per the applicable NASDAQ listing standards, has not participated in the preparation of the Company’s or its subsidiaries’ financial statements in the last three years. Currently, Mr. Buerger serves as the Chairman of the Audit Committee. Our Board of Directors has determined that each of Mr. Buerger, Mr. Rosen, and Dr. Singal is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC and that each member of the Audit Committee has the requisite financial sophistication required by applicable NASDAQ listing standards.

Under its charter, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members of the committee, as appropriate. Unless otherwise specifically determined by the Audit Committee, its Chairman will serve as a one-person subcommittee with discretionary authority to act on the committee’s behalf during periods between its meetings. The Audit Committee may request reports of the actions of any subcommittee at subsequent meetings. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with requirements of the SEC and the PCAOB regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; tax compliance and reporting; and other tax services including tax planning and advisory services, and assistance with tax audits.

4.	All other services are those services not captured in the audit, audit-related or tax categories, such as licenses to web-based accounting and finance reference materials.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Risk Committee

The Risk Committee focuses on oversight of the Company’s enterprise risk management and is responsible for, among other duties, identifying, evaluating and mitigating strategic, operational and external environmental risks the Company may encounter. The Risk Committee’s primary role is to ensure Company management has instituted adequate processes to identify and evaluate major risks and has developed, where merited, credible plans to mitigate such risks. From time to time, the Risk Committee determines the primary risks it believes merit increased Board-level, strategic oversight focus, and ensures such focus occurs, as appropriate.

The Risk Committee meets at least two times annually and with greater frequency if necessary. The Risk Committee met three times in 2011 and its current members are James M. Benson, Jerry A. Greenberg, J. Stuart Moore and Vijay Singal. Dr. Singal and Messrs. Benson and Moore meet the criteria for independence required under applicable NASDAQ listing rules and securities laws and regulations. Currently, Dr. Singal serves as the Chairman of the Risk Committee.

Under its charter, the Risk Committee may form and delegate authority to subcommittees consisting of two members of the committee, as appropriate. Subcommittees have the authority to act on the committee’s behalf during periods between committee meetings, and the committee may request reports of the actions of any subcommittee at subsequent meetings. The Risk Committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Compensation Committee

The Compensation Committee is responsible for reviewing our overall compensation policies and, with the input of the Chief Executive Officer, approves and oversees the framework of our executive compensation program, including the elements and amounts of compensation for our executive officers. However, our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives.

The Compensation Committee meets at least three times annually and with greater frequency if necessary. The Compensation Committee met seven times and took action by unanimous written consent once in 2011. In the first quarter of each year, the Compensation Committee meets to approve our senior leadership team’s annual bonus payments for the prior year and determine and approve the current year’s base salary changes, annual bonus targets, and equity awards for our senior leadership team, including our Chief Executive Officer. The Compensation Committee also meets at other times, as warranted, to approve compensation adjustments for our executives, among other matters.

The current members of the Compensation Committee are James M. Benson, Darius W. Gaskins, Jr. and Ashok Shah, each of whom is an independent, outside, non-employee director within the meaning of applicable NASDAQ listing rules, tax rules, and applicable securities laws and regulations. Currently, Mr. Benson serves as the Chairman of the Compensation Committee. Although it regularly meets in executive session, from time to time the Compensation Committee invites various members of management, other employees and outside advisors or consultants to join its meetings to make presentations, provide financial or other background information or advice, or otherwise participate. The Compensation Committee also retains outside consultants periodically to provide advice regarding trends in compensation practices and comparative benchmarking data.

Under its charter, the Compensation Committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the Compensation Committee, its Chairman serves as a one-person subcommittee with discretionary authority to act on the committee’s behalf during periods between its meetings. The Compensation Committee may request reports of the actions of any subcommittee at subsequent meetings. The Compensation Committee’s functions and responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

More detailed information related to our compensation philosophies and goals, as well as the Compensation Committee’s specific determinations concerning executive compensation, may be found under “Compensation Discussion and Analysis,” beginning on page 26 of this Proxy Statement.

Outside Compensation Consultants and Affiliated Companies

Since 2008, the Compensation Committee has retained Mercer (US), Inc. (“Mercer”), an outside consulting firm, to advise the committee on the Company’s executive compensation program. In 2011, the Compensation Committee again directly engaged Mercer to assess the competitiveness of the base salaries, target and actual total cash compensation, long-term incentives and actual total direct compensation of our named executive officers as well as assist the Compensation Committee with the evaluation and development of compensation packages for our senior leadership team members. Mercer was paid $213,989 for these services.

Sapient management also engaged Mercer in 2011 to provide support to the Company with non-executive compensation benchmarking, sales incentive compensation, surveys, international brokerage, and actuarial work related to our self-insured U.S. health plan. For these services, the Company paid Mercer $172,590 in fees. Although the Compensation Committee was aware of the extent and cost of Mercer’s additional services provided to management, management defined and authorized the work.

Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies (“MMC”). In 2011, we paid fees of $261,086 to another MMC company, Marsh Inc. (“Marsh”), for the provision of insurance brokering services unrelated to those services provided by Mercer. These fees do not include the cost of insurance policy premiums. Although the Compensation Committee was aware of the extent and cost of Marsh’s services provided to management, management defined and authorized the work.

Because the Compensation Committee and management both use Mercer for compensation consultancy services, the Compensation Committee and Mercer have implemented policies and procedures to ensure that the advice the Compensation Committee receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include:

•	the consultant advising the Compensation Committee receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•

the consultant advising the Compensation Committee is not responsible for selling other Mercer or affiliate services to the Company, nor is the consultant involved in the delivery of those other services;

•

Mercer’s professional standards prohibit the individual consultant advising the Compensation Committee from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the Compensation Committee evaluates the quality and objectivity of the services provided by the consultant each year; and

•	the protocols for the engagement (described below) limit how the consultant may interact with management.

In advising the Compensation Committee, it is necessary for the consultant advising the Compensation Committee to interact with management to gather information, but the Compensation Committee has adopted protocols governing if and when the consultant’s advice and recommendations to the Compensation Committee can be shared with management. These protocols are included in the consultant’s engagement letter. The Compensation Committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, management invitees are present to provide context for the recommendations. In other cases, the Compensation Committee receives the consultant’s recommendations in executive session where management is not present. The Compensation Committee believes that this approach protects the Compensation Committee’s ability to receive objective advice from the consultant so that the Compensation Committee may make independent decisions about executive pay.

Governance and Nominating Committee

The Governance and Nominating Committee’s duties, among others, are to identify and evaluate potential candidates for our Board of Directors and make recommendations regarding such candidates to our Board of Directors. The Governance and Nominating Committee meets at least once annually and with greater frequency if necessary. The Governance and Nominating Committee met twice in 2011 and its current members are James M. Benson, Hermann Buerger, Darius W. Gaskins, Jr. and Vijay Singal, each of whom is an independent director within the meaning of applicable NASDAQ listing rules, and applicable securities laws and regulations. Currently, Mr. Gaskins serves as the Chairman of the Governance and Nominating Committee.

The Governance and Nominating Committee advises our Board of Directors regarding principles and practices applicable to governance of the Company, and monitors the Company’s compliance with its

Governance Practices and Procedures as incorporated into the committee’s charter. Under its charter, the Governance and Nominating Committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the Governance and Nominating Committee, its Chairman serves as a one-person subcommittee with discretionary authority to act on the committee’s behalf during periods between its meetings. The Governance and Nominating Committee may request reports of the actions of any subcommittee at subsequent meetings. The Governance and Nominating Committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Identifying Candidates for Consideration as a Director Nominee

The Governance and Nominating Committee recommends candidates it believes have the requisite professional experience, knowledge, and perspective to contribute value to the Board’s oversight of the Company. Although the Governance and Nominating Committee does not maintain a written policy outlining the specific characteristics it must consider in its candidate evaluation process, the Governance and Nominating Committee strives to develop a Board and Board committees that are diverse in nature and comprise experienced and seasoned advisers. To achieve this goal, the Governance and Nominating Committee considers a number of factors that it deems relevant, including industry background, experience (including financial expertise, management experience guiding organizations through growth cycle stages, and global expertise), judgment, skill, diversity, integrity, education, availability, commitment, and the interplay of the nominee’s experience with the experience of other directors.

Based upon the recommendation of Mr. Herrick, our President and Chief Executive Officer, the Governance and Nominating Committee recommended the appointment of Mr. Robert L. Rosen to the Board on January 31, 2012, and the Board so appointed Mr. Rosen on February 1, 2012. Factors considered by the Governance and Nominating Committee in reviewing Mr. Rosen’s qualifications included his extensive and diversified business and financial experience coupled with his management and advisory expertise. In connection with this review, we engaged a third party firm to assist in evaluating Mr. Rosen, and members of management, the Board, and the Governance and Nominating Committee interviewed Mr. Rosen.

Policy Regarding Stockholder Candidates for Nomination as a Director

The Governance and Nominating Committee will consider and evaluate director candidates recommended by eligible stockholders on the same basis as candidates recommended by any other source. Pursuant to our Policy Regarding Stockholder Candidates for Nomination as a Director, a stockholder is eligible to submit such a recommendation if the stockholder, either individually or as a member of a group, has beneficially owned 1% or more of our common stock for at least one year prior to the nomination date (the “Nominating Stockholder”). A Nominating Stockholder may submit only one candidate for consideration per year, and the aggregate number of candidates that the Governance and Nominating Committee will be required to consider and evaluate under this policy for any annual meeting is limited as follows:

Number of Board Members	Number of Candidates
8 or fewer	1
More than 8 but fewer than 20	2
20 or more	3

If we receive more than the maximum number of candidate recommendations as set forth above, the Governance and Nominating Committee will review and evaluate for possible nomination candidates recommended by those Nominating Stockholders with the highest level of beneficial ownership of our common stock, until it has evaluated the maximum number of candidates as outlined above.

Under the Policy, a Nominating Stockholder should submit a nomination in writing, delivered (by first class United States mail, postage prepaid) to our Board of Directors, in care of our Secretary, at 131 Dartmouth Street, Boston, Massachusetts 02116. To be considered for our 2013 Annual Meeting of Stockholders, nominations must be received no later than the 120th calendar day before the anniversary of the date the Company released the prior year’s Annual Meeting proxy statement to our stockholders, or December 28, 2012.

Each Nominating Stockholder recommendation must contain the following information:

•	name of the nominee and all information regarding the nominee, as required under SEC rules to be disclosed in a proxy statement soliciting proxies for the election of directors;

•	confirmation that the nominee meets the standard for independence required under NASDAQ listing rules, or, if not, a description of the reasons why the nominee does not meet applicable standards;

•	name, address and number of shares beneficially owned by the Nominating Stockholder submitting the nomination;

•

a representation that the Nominating Stockholder will remain a beneficial owner of 1% or more of our common stock through the date of the next annual meeting. A Nominating Stockholder who is not a registered holder of common stock must provide evidence of eligibility as provided in Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•

a description of all relationships, arrangements or understandings (whether written or oral) between the Nominating Stockholder (or any member of a qualifying group of stockholders) and the nominee, or any person or entity regarding the nominee.

Each nomination submitted by a Nominating Stockholder must contain additional information as required by our Policy Regarding Stockholder Candidates for Nomination as a Director, located on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Policy Regarding Stockholder Communications with our Board of Directors

Our Board of Directors welcomes communications from our stockholders. The correspondence should be submitted in writing and delivered (by registered mail, signature required, where available) to the Board of Directors, in care of our General Counsel, at the address listed on the Notice of Annual Meeting of Stockholders. Our General Counsel will forward each submission, without editing or alteration, to the Chairman of the Board (or to the independent director having the longest tenure of Board service if the Board does not have a Chairman at the time of submission), no later than the next scheduled meeting of the Board. Correspondence to the Board must contain the information listed in the Company’s Policy Regarding Stockholder Communications with Directors, located on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Code of Ethics and Conduct

Our Board of Directors has approved the Sapient Corporation Code of Ethics and Conduct, as amended, which covers all employees, directors and independent contractors of the Company, including our Chief Executive Officer and our Chief Financial Officer. A current copy of our Code of Ethics and Conduct may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.” Any future amendments to the Code of Ethics and Conduct, and any waivers thereto involving our executive officers, also will be posted on our website.

DIRECTOR COMPENSATION — 2011

The following table sets forth information concerning the compensation that we paid during the year ended December 31, 2011 to each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
James M. Benson	$64,500	$99,994	$164,494
Hermann Buerger	$77,750	$99,994	$177,744
Darius W. Gaskins, Jr.	$110,625	$99,994	$210,619
Jerry A. Greenberg	$41,125	$99,994	$141,119
J. Stuart Moore	$41,750	$99,994	$154,588	(3)
Robert L. Rosen(4)	$—	$—	$—
Ashok Shah	$49,125	$99,994	$149,119
Vijay Singal	$63,375	$99,994	$163,369

(1)	Amount includes all payments made in 2011 for meeting attendance, and, where applicable, service as Board Chairman and/or a committee chair.

(2)	Amount reflects the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of a stock award of 7,027 RSUs granted to each director on June 8, 2011. The RSUs vest in full on the first anniversary of the date of grant. For disclosure of the assumptions used in the valuation of these awards, see Note 14 in the Notes to Consolidated Financial Statements section of our Annual Report.

(3)	Includes $12,844 in COBRA medical insurance premium payments paid to Mr. Moore, our former Co-Chairman and Co-Chief Executive Officer, as part of post-employment benefits he receives pursuant to the terms of that certain Separation Agreement entered into between Mr. Moore and the Company on August 8, 2006, as amended. The Company will continue to pay Mr. Moore’s COBRA premiums until the 15th anniversary of the date of his resignation as Co-Chief Executive Officer (i.e., until July 31, 2021). Under the Separation Agreement, Mr. Moore is also provided administrative support, temporary office space, and IT support services on an as-needed basis.

(4)	Mr. Rosen joined the Board of Directors on February 1, 2012.

As of December 31, 2011, our non-employee directors had the following RSUs outstanding:

Director	RSUs Outstanding(1)
James M. Benson	7,246
Hermann Buerger	7,246
Darius W. Gaskins, Jr.	7,246
Jerry A. Greenberg	11,714
J. Stuart Moore	7,246
Robert L. Rosen(2)	N/A
Ashok Shah	10,084
Vijay Singal	10,084

(1)	Includes a stock award of 7,027 RSUs granted to each director on June 8, 2011 and, for Messrs. Greenberg, Shah and Singal, the unvested portion of stock awards granted to them under the Corporation’s Board compensation plan in effect at the time of their Board appointment. Also includes dividend equivalent shares that will be released upon the vesting of the underlying RSUs.

(2)	Mr. Rosen joined the Board of Directors on February 1, 2012.

As consideration for their service on the Board, we pay each of our non-employee directors an annual retainer of $25,000 and the following additional retainers, as applicable:

• Chairman of the Board	$60,000
• Chairman of the Audit Committee	$30,000
• Chairman of the Compensation Committee	$20,000
• Chairman of the Risk Committee	$15,000
• Chairman of the Governance and Nominating Committee	$7,500

All annual retainers are paid in four equal quarterly installments, provided that the director continues to serve in such capacity. Additionally, we pay non-employee directors the following attendance fees:

• Attendance in person at a Board meeting	$2,000
• Attendance in person at an Audit Committee meeting	$1,000
• Attendance in person at a Committee (other than an Audit Committee) meeting	$750

If a director participates in either a Board or committee meeting by telephone, rather than in person, or if the committee meeting is held on the same day and at the same location as a Board meeting, the director receives one-half of the applicable meeting fees. Additionally, we reimburse each non-employee director for expenses incurred in connection with his meeting attendance.

Pursuant to our 2011 Incentive Plan (the “2011 Plan”), and under our Board compensation plan as approved by our directors on June 8, 2011, each of our non-employee directors is granted a restricted stock unit (“RSU”) award on the date of the annual meeting of stockholders (each, an “Annual RSU Award”). The number of RSUs comprising each Annual RSU Award is determined by dividing $100,000 by the last reported sale price per share of our common stock on the date of grant, as listed on NASDAQ (rounded down to the nearest whole share). All Annual RSU Awards to non-employee directors will vest in full on the first anniversary of the grant date, subject to continued service on the Board. Any non-employee director appointed to the Board on a date other than at an annual meeting receives an Annual RSU Award that is prorated to reflect the portion of the year during which the newly appointed director will serve.

Change in Control — Acceleration of Vesting

Certain equity awards granted to our directors are subject to acceleration of vesting upon a “change in control” of the Company, such that the next scheduled vesting date will be deemed to have occurred on the date of a change in control of the Company. The following table summarizes the number of units underlying RSU awards outstanding as of December 31, 2011 for which vesting would be accelerated assuming a change in control on that date:

Director	Number of RSUs(1)
James M. Benson	7,246
Hermann Buerger	7,246
Darius W. Gaskins, Jr.	7,246
Jerry A. Greenberg	8,736
J. Stuart Moore	7,246
Robert L. Rosen(2)	N/A
Ashok Shah	10,084
Vijay Singal	10,084

(1)	Includes dividend equivalent shares that will be released upon vesting of the underlying RSUs.

(2)	Mr. Rosen joined the Board of Directors on February 1, 2012.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Listed below are the name, age and principal occupations for at least the last five years of each executive officer of the Company as of April 27, 2012. All such persons have been elected to serve until their successors are elected and qualified or until their earlier resignation or removal. Information pertaining to Mr. Herrick, who is both a director and an executive officer of the Company, may be found in the section entitled “Director Nominees” beginning on page 10 of this Proxy Statement.

Name	Age	Principal Occupation
Preston B. Bradford, Senior Vice President and Chief Operations and Administrative Officer	55	Mr. Bradford joined Sapient in September 1994. Mr. Bradford serves as Senior Vice President and Chief Operations and Administrative Officer, a position he has held since February 2007. Previously, he served as Senior Vice President from April 2000 to February 2004 and as Executive Vice President from February 2004 to February 2007. Prior to joining Sapient, Mr. Bradford held various positions with Sprint Corporation, a telecommunications company, from July 1980 to August 1994.

Joseph A. LaSala, Jr., Senior Vice President, General Counsel and Secretary	57	Mr. LaSala joined Sapient in February 2011 as Senior Vice President, General Counsel and Secretary. Prior to joining Sapient, Mr. LaSala served as Senior Executive Vice President, General Counsel and Secretary for Discovery Communications, Inc. from January 2008 to December 2010. Mr. LaSala served as Senior Vice President, General Counsel and Secretary for Novell, Inc. from January 2003 to January 2008.

Christian Oversohl, Senior Vice President, SapientNitro European Lead	45	Dr. Oversohl joined Sapient in April 2000, following Sapient’s merger with the company he founded, The Launch Group. Prior to his current role, Dr. Oversohl served as Senior Vice President and Managing Director of Sapient Germany and Sapient Netherlands. Prior to joining Sapient, Dr. Oversohl was a manager at A.T. Kearney and also worked with Dicke & Wicharz Management Consulting, BMW, Henkel-Kosmetik, and Dresdner Bank.

Harry “Chip” Register, Senior Vice President and Managing Director, Sapient Global Markets	45	Mr. Register joined Sapient in June 2007 and serves as Senior Vice President and Managing Director, Sapient Global Markets. Prior to joining Sapient, Mr. Register served as a Senior Vice President at Louis Dreyfus Energy Services from 2005 to 2007. Over the last two decades Mr. Register has built and managed a number of trading groups including at Essent Energy Trading in the Netherlands, CIBC World Markets and Weyerhauser in Toronto, and Union Bank of Switzerland in New York.

Joseph S. Tibbetts, Jr., Senior Vice President, Chief Financial Officer, Chief Accounting Officer and SapientNitro Managing Director — Asia Pacific	59	Mr. Tibbetts joined Sapient in October 2006 as Senior Vice President and Chief Financial Officer, and began serving as Sapient’s Chief Accounting Officer in 2009. In 2010, Mr. Tibbetts was also appointed SapientNitro Managing Director — Asia Pacific. Prior to joining Sapient, Mr. Tibbetts was the Chief Financial Officer of Novell, Inc. and, prior to that, he held a variety of senior financial management positions at Charles River Ventures, Lightbridge, Inc., and SeaChange International, Inc. Mr. Tibbetts was also formerly a partner with Price Waterhouse LLP.

Alan M. Wexler, Executive Vice President, SapientNitro North American Lead	48	Mr. Wexler joined Sapient in April 1998 and currently serves as Executive Vice President and SapientNitro North American Lead. Previously, Mr. Wexler served as Managing Director of Sapient’s North American Operations. Since joining Sapient in 1998, Mr. Wexler has held a number of key management positions, including Vice President and Managing Director of Sapient’s Technology and Communications Group. He launched Sapient’s Global Wireless Group, and led Sapient’s Media, Entertainment, and Communication Group in New York. Prior to joining Sapient, Mr. Wexler founded and operated a management and technology-consulting firm.

INFORMATION ABOUT OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information as of April 11, 2012 regarding the beneficial ownership of shares of our common stock by: (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock, (ii) each director and director nominee, (iii) each of our executive officers named in the Summary Compensation Table included in this Proxy Statement on page 45, and (iv) all of our current executive officers and directors as a group. The table is based on information supplied to us by our officers, directors, 5% stockholders, and a review of Schedules 13G, as filed with the SEC.

The number of shares beneficially owned includes any shares that may be acquired upon the exercise of stock options that either are or will become exercisable on or before June 10, 2012 (60 days from April 11, 2012) as well as any RSUs and dividend equivalents that will vest as of that date. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the person’s percentage ownership, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person. Applicable percentages are based on 140,387,115 shares of common stock outstanding as of April 11, 2012.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Stock Options /RSUs /Dividend Shares Vesting On or Before 06/10/12	Total	Percentage of Outstanding Common Stock Beneficially Owned

5% Stockholders

Jerry A. Greenberg(2)	8,678,121	7,246	8,685,367	6.19%
c/o Sapient Corporation 131 Dartmouth Street Boston, MA 02116

J. Stuart Moore(3)	7,016,951	7,246	7,024,197	5.00%
c/o Sapient Corporation 131 Dartmouth Street Boston, MA 02116

Samuel C. Sichko (as trustee)(4)	15,233,784	—	15,233,784	10.85%
Bowditch & Dewey, LLP One International Place 44th Floor Boston, MA 02110

T. Rowe Price Associates, Inc.(5)	11,561,316	—	11,561,316	8.24%
100 E. Pratt Street Baltimore, Maryland 21202

Wellington Management Company, LLP(6)	14,621,610	—	14,621,610	10.42%
75 State Street Boston, MA 02109

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Stock Options /RSUs /Dividend Shares Vesting On or Before 06/10/12	Total	Percentage of Outstanding Common Stock Beneficially Owned
Directors and Director Nominees
James M. Benson	30,002	7,246	37,248	*
Hermann Buerger	61,571	7,246	68,817	*
Darius W. Gaskins, Jr.	160,780	7,246	168,026	*
Jerry A. Greenberg	See “5% Stockholders” above
Alan J. Herrick	See “Named Executive Officers” below
J. Stuart Moore	See “5% Stockholders” above
Robert L. Rosen(7)	195,640	—	195,640	*
Ashok Shah	12,813	10,084	22,897	*
Vijay Singal(8)	39,813	10,084	49,897	*

Named Executive Officers
Alan J. Herrick	472,830	65,000	537,830	*
Joseph S. Tibbetts, Jr.	286,432	—	286,432	*
Alan M. Wexler	135,538	—	135,538	*
Christian Oversohl	237,105	62,500	299,605	*
Harry Register	246,166	—	246,166	*
All Executive Officers and Directors, as a Group (15 persons)(9)	17,848,807	298,898	18,147705	12.93%

*	Less than 1%

(1)	To the best of our knowledge, each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted, and subject to community property laws where applicable.

(2)	Includes (i) 4,903,675 shares owned by Mr. Greenberg, and (ii) 3,774,446 shares held by a trust and a charitable foundation of which Mr. Greenberg and Samuel C. Sichko are co-trustees and share voting or investment power. Does not include 3,953,716 shares held by trusts of which Mr. Sichko is trustee and to which Mr. Greenberg, as beneficiary, has a pecuniary interest but does not have voting or investment power, and 672,262 shares held by two trusts of which Mr. Sichko is trustee and over which Mr. Greenberg does not have voting or investment power, but in which his wife and children are beneficiaries. Mr. Greenberg disclaims beneficial ownership of the shares held by any of the trusts. In addition, Mr. Greenberg’s wife has sole voting and investment power over 290 shares not reported in this table that are held in a revocable trust of which she is the sole trustee and sole beneficiary, and of which Mr. Greenberg disclaims beneficial ownership.

(3)	Includes (i) 6,950,000 shares owned by Mr. Moore, and (ii) 66,951 shares held by a charitable foundation of which Mr. Moore and Samuel C. Sichko are co-trustees and share voting or investment power. Does not include 6,766,409 shares held by four trusts of which Samuel C. Sichko and/or Paul George are trustees and over which Mr. Moore does not have voting or investment power, but in which his children are beneficiaries. Mr. Moore disclaims beneficial ownership of the shares held by any of the trusts.

(4)	Mr. Sichko serves as trustee or co-trustee of certain trusts established by Messrs. Greenberg and Moore. The shares listed in the above table represent shares of common stock over which Mr. Sichko maintains sole voting or investment control (5,195,978 shares) and shares voting or investment control (10,037,806 shares) as trustee or co-trustee of these trusts. Mr. Sichko has disclaimed beneficial ownership of, and any pecuniary interest in, all shares of common stock held by these trusts. See footnotes (2) and (3) above.

(5)

Based on Schedule 13G filed with the SEC on February 10, 2012, T. Rowe Price Associates, Inc. (“T. Rowe Price”), in its capacity as an investment adviser, reported that as of December 31, 2011, it may be deemed to beneficially own 11,561,316 shares of common stock that are held of record by clients of T. Rowe Price. These securities are owned by various individual and institutional investors, including T. Rowe Price New

Horizons Fund, Inc. (which owns 7,485,956 shares, representing 5.3% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)	Based on Schedule 13G filed with the SEC on February 14, 2012, Wellington Management Company, LLP (“Wellington Management”), in its capacity as an investment adviser, reported that as of December 31, 2011, it may be deemed to beneficially own 14,621,610 shares of common stock that are held of record by clients of Wellington Management. Of the 14,621,610 shares, Wellington Management shares the power to vote 11,938,485 shares and has shared power to dispose or to direct the disposition of all 14,621,610 shares.

(7)	Mr. Rosen and his spouse share voting and investment power with respect to the shares of common stock listed.

(8)	Mr. Singal and his spouse share voting and investment power with respect to the shares of common stock listed.

(9)	Includes shares beneficially owned as of April 11, 2012 by two executive officers not required to be named in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and persons holding more than 10% of our common stock, are required under Section 16(a) of the Exchange Act, to file initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities with the SEC, and to provide us with a copy of any such filings. Based on a review of the copies of such reports provided to us, and written representations that no other reports were required, we believe that our directors, officers, and other persons holding more than 10% of our common stock complied with all Section 16(a) filing requirements during 2011, except as set forth below:

Administrative oversight led to the late filing of a Statement of Changes of Beneficial Ownership of Securities (Form 4) for (i) Preston B. Bradford, reporting the number of shares withheld for taxes upon the vesting of an RSU award, on March 17, 2011 instead of March 16, 2011, and (ii) Jerry A. Greenberg, reporting an initial award granted to Mr. Greenberg upon his re-appointment as a Director pursuant to our Board compensation plan, on June 16, 2011 instead of October 29, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program (“Executive Program”) and explains the analysis and approach that the Compensation Committee of our Board of Directors (defined as the “Committee” in this Executive Compensation section) applied in making compensation decisions for 2011 for the following Named Executive Officers (“NEOs”):

•	Alan J. Herrick, President and Chief Executive Officer (the “CEO”);

•	Joseph S. Tibbetts, Jr., Senior Vice President, Chief Financial Officer, Chief Accounting Officer and SapientNitro Managing Director – Asia Pacific (the “CFO”);

•	Alan M. Wexler, Executive Vice President, SapientNitro North American Lead;

•	Dr. Christian Oversohl, Senior Vice President, SapientNitro European Lead; and

•	Harry “Chip” Register, Senior Vice President, Sapient Global Markets Lead.

The compensation for our NEOs is listed in the tables following this CD&A.

Our Executive Program, which we use to motivate and reward our NEOs and other members of our senior leadership team, principally comprises the following pay elements:

Pay Element	Objective	Key Features
Fixed Compensation
Base Salaries	Provide a fixed level of cash compensation for executives’ performance of day-to-day responsibilities	Amounts are dependent on market demand for particular talent and the executive’s competencies, responsibilities and contributions to Sapient
Benefits	Provide reasonable, market comparable benefits intended to attract and retain high performing executives

Executives participate in health and welfare, retirement and time-off benefit plans that are generally available to all eligible employees (including medical, dental, disability and life insurance, and retirement savings plans and time-off programs)

Continuation of health benefits may occur as part of severance upon certain employment termination events

No additional perquisites are routinely offered to executives

Pay Element	Objective	Key Features
At-Risk and Variable Compensation
Annual Incentives/Bonuses	Provide annual performance-based cash compensation intended to reward and motivate executives to achieve critical annual financial, operational and individual performance objectives; focus on promotion of/contribution to achievement of Sapient’s business strategy and Strategic Context (defined below)	Formula-based cash payments based on company and individual performance and attainment of annual business and financial goals
Long-Term Incentives

Provide compensation reward focused on long-term company performance and align the interests of executives and stockholders

Provide balance to short-term focus of annual bonus

Promote executive retention and reward executives for strong performance and long-term commitment to Sapient

RSU awards with time-based and/or performance-based vesting

Compensation Objectives and Strategy

The primary purpose of our Executive Program is to establish a meaningful reward system within an appropriate cost structure that aligns executive compensation with our stockholders’ interests. The objectives and strategy of our Executive Program are to:

•	administer clear, understandable rewards that enable Sapient to attract and retain top management talent critical to improving our performance and building long-term stockholder value;

•	encourage individual performance and achievement by weighing individual accomplishments and contributions significantly in determining the executive’s base salary, bonus pay and equity-based awards;

•	reward executives for both overall company performance and individual performance by placing a significant portion of executive compensation at risk in the form of variable pay;

•

administer short-term (e.g., annual cash bonus) incentives to promote Sapient’s short-term operational objectives, such as business unit/operating segment[1] performance, and long-term (e.g., equity-based) incentives to reward strong performance and promote Sapient’s long-term strategic goals as well as executive recruitment and retention; and

•

promote equality and fairness in our compensation approach on a company-wide basis by (a) offering the same or similar compensation components to both our executives and non-executive employees, and (b) comparing pay among our NEOs and in relation to our other executives and our next tier of management. For example, all of our executives except our CEO participate in the same global annual cash bonus program in which the vast majority of our worldwide employees participate. Additionally, other than receiving certain severance and change in control benefits described below, our executives receive the same benefits, including health and welfare benefits, as our non-executive employees. Similarly, we do not offer retirement packages or other pension benefits, or provide material perquisites, to our executives.

1 For purposes of this CD&A, the terms “business unit” and “operating segment” are used interchangeably.

Role of Management and Outside Advisor in Compensation Determinations

The Committee’s executive compensation decisions are informed by consultation with the CEO, who provides detailed input regarding our executives’ job performance (other than his own performance), including their accomplishments, leadership, strengths and areas for personal development, and their promotion of and contributions to the achievement of our business strategy and Strategic Context (defined as our company purpose, core company values, vision, goals and client value proposition). Additionally, Mr. Herrick provides specific compensation recommendations for the executives based on the factors described in Compensation Decision-Making, below.

The CEO and our Vice President — People Success (who oversees our human resources functions) typically attend Committee meetings at which the Committee reviews the financial and operational performance of the Company and the performance of individual executives (other than themselves), and approves the compensation for those executives. Additionally, other members of management and our Board of Directors may, by Committee invitation, participate in the executive compensation review and approval process. Nonetheless, the Committee retains ultimate authority over the compensation decisions for our executives, and only Committee members (and no members of management) approve executive compensation.

The Committee has retained Mercer to be the Committee’s advisor for the Executive Program. In 2011, Mercer assisted the Committee by assessing the competitiveness of our Executive Program across base salary, actual total cash compensation, target total cash compensation, long-term incentives and actual total direct compensation, and evaluating and developing proposed 2011 compensation packages for our NEOs and other senior leadership team members.

Compensation Decision-Making

To determine our executive officers’ compensation packages and ensure that compensation decisions are consistent with and promote our compensation objectives and strategy, the Committee considers multiple sources of information, including the compensation practices of other companies within our Executive Peer Group (described below), individual performance and objectives, individual compensation history and comparative pay levels for peers within Sapient and in similar job functions in the marketplace.

1.    Target Market Development

The Committee uses competitive assessments to understand executive pay programs, pay levels and pay mix among similarly situated companies and to assess the overall market competitiveness of our Executive Program.

In assessing competitive market practices, and consistent with our emphasis on the “at risk” portion of executive pay and on rewarding our executives for Company and individual performance, the Committee aims to establish executive base salaries equal to or as much as 15% below the market median of the executive peer group (“Executive Peer Group”) described below (the “Median”), with Total Cash (defined as base salary plus cash bonus eligibility) compensation targeted at the Median, and total executive compensation (inclusive of equity-based incentive compensation) targeted at or above the Median by as much as 15%. However, pay levels for specific individuals and/or job functions may vary from these targets based on market demand for particular talent, among other factors. Actual total compensation in a given year may vary well above or well below our targeted compensation relative to Median levels, based primarily on the Company’s attainment of its financial and operating goals and the executive’s achievement of individual performance goals.

To assess the market competitiveness of our Executive Program, the Committee reviews its Executive Peer Group each year to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The Committee’s goal is to assemble a group of companies with which Sapient competes for executive talent. In light of Sapient’s unique market position and differentiated service offerings, the Committee could not assemble an Executive Peer Group consisting of companies that provide the breadth and complement of marketing and technology services that Sapient provides its clients. Nonetheless, the Committee has compiled an Executive Peer Group consisting of companies that are similar to Sapient in terms of structure, organization, selling capacity, revenue and/or market capitalization.

2011 Executive Peer Group:

Company Name	Net Revenue ($ million)(1)	Market Capitalization ($ million)(2)
GSI Commerce Inc.(3)	$1,004	—
Gartner Inc.	$1,469	$3,306
Acxiom Corp.	$1,160	$953
Ciber Inc.	$977	$279
VSE Corp.	$619	$127
Red Hat Inc.	$909	$8,016
Navigant Consulting Inc.	$704	$584
Huron Consulting Group Inc.	$606	$877
Ness Technologies Inc.(4)	$547	—
MDC Partners, Inc.	$943	$394
Corporate Executive Board Co.	$439	$1,269
Valueclick Inc.	$460	$1,346
75th Percentile	$984	$1,327
Median	$806	$915
25th Percentile	$592	$441
Sapient	$864	$1,761

(1)	Represents the annual net revenue as of the most recent fiscal year end available at the time of assessment.

(2)	Represents the number of common shares outstanding times the closing stock price as of December 31, 2011.

(3)	GSI Commerce Inc. was acquired by eBay in 2011 and will be removed from the Executive Peer Group for 2012.

(4)	Ness Technologies was acquired by Citi Venture Capital International in 2011 and will be removed from the Executive Peer Group for 2012.

Source: Standard & Poor’s Research Insight Database

To give the Committee a broader industry perspective on executive compensation, Mercer, in addition to compiling Executive Peer Group information, provided the Committee published survey data consisting of professional service companies and/or high-technology and marketing firms similar in size to Sapient. The Committee principally used the 2011 Mercer Executive Remuneration Database for executive compensation survey data.

2.     Individual Performance Objectives

In addition to using competitive assessments and peer benchmarking, the Committee weighs individual performance against established and agreed upon objectives in determining base salaries, bonus targets and payouts, and long-term incentives for our executives. The Committee’s key considerations regarding executive performance include the following:

•	Individual contribution toward achievement of annual revenue and profitability and/or cost savings targets that are established early in, or before, the applicable measurement year.

•

Assessment of leadership qualities including mentorship, coaching skills, ability to build high-performing teams, ability to be a change advocate, integrity and promotion of and contribution to the achievement of our Strategic Context and competencies.

•

Achievement of agreed upon individual objectives. Each executive other than our CEO, in consultation with and subject to the approval of our CEO — and our CEO in consultation with the Committee — establishes individual objectives in the first quarter of each year. In the first quarter of the following year, the Committee measures the executive’s performance against those objectives to inform its decision-making concerning the executive’s prior year’s annual bonus payment (paid annually in March) and base salary, bonus target changes and equity awards for the current year (determined annually in March). Executive objectives include a mix of quantifiable and objective (e.g., business unit profitability and revenue improvement, in the case of business unit leads; and cost savings and efficiencies achieved, in the case of our CFO) and qualitative and subjective goals. Additionally, all executives are accountable for developing talent and making appropriate organizational changes to improve performance, driving improvement in processes and efficiencies, and reducing operating costs and achieving other objectives specific to their domains.

In determining our executives’ annual compensation packages, and awarding annual and long-term incentives, the Committee does not weight a specific performance criteria more heavily than another, but rather assesses the totality of the individual’s performance against all criteria in setting that individual’s compensation.

3.    Individual Compensation History

The Committee reviews each executive’s compensation history, including equity awards and salary progression, to determine its current year compensation decisions. In considering compensation changes for our executives in 2011, the Committee reviewed the Company’s 2010 financial performance and each executive’s base salary for the prior two years, the number and “in the money” value of equity awards in the prior ten years (or fewer years for those executives who have worked at the Company less than ten years) and actual and target bonuses in the prior year. Through this information, the Committee observes trends in our compensation approaches for each executive and, based on these observations and the other considerations described in this CD&A, may approve compensation adjustments for the executives.

4.    Internal Pay Equity

While the Committee relies on survey data and comparative analysis through peer group benchmarking to compare compensation levels and assess the market competitiveness of our Executive Program, we believe that internal pay equity among our executives is equally critical to ensuring our executives are compensated fairly, relative to each other, for their contributions to the Company. Accordingly, the Committee’s decisions concerning each executive’s compensation include a careful review of the executive’s pay components and levels relative to other executives in similar roles, seniority and/or levels of responsibility. The Committee performed an internal pay equity assessment for 2011 and determined that the compensation packages for our NEOs were equitable and, therefore, did not — solely for internal pay equity purposes — require adjustment. However, adjustments to our executives’ compensation were made in light of company performance, external market data and executive achievement against individual performance objectives.

5.    The Role of Stockholder Say-on-Pay Votes

In 2011, the Company’s stockholders had the opportunity to cast an advisory vote on our executive compensation program (the “say-on-pay” proposal). Over 95% of the votes cast voted in favor of the proposal. The Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. Although the stockholder vote is non-binding, the Committee considered the results of the vote in its review of our Executive Program and determined not to implement substantial changes to our 2011 compensation program as a result of the say-on-pay vote. The Committee will continue to consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the NEOs.

In connection with the say-on-pay proposal, the Company also provided its stockholders with the opportunity to cast a separate advisory vote on whether the say-on-pay vote should occur every one, two or three years (the “say-on-when” proposal). Over 94% of the votes cast voted in favor of an annual vote. The Company has decided to accept the advisory vote of its stockholders and, will hold an advisory say-on-pay vote annually until the next required say-on-when vote.

Pay Mix

The Committee believes strongly in the importance of assessing each pay element in relation to the other pay elements in the Executive Program. To determine optimal pay mix, the Committee reviews executive salary progression, historic equity grants, target and actual bonus levels by year, competency levels, job responsibilities and contributions to the organization, and general market information. Consistent with our compensation philosophy to tie total compensation closely to — and make it heavily dependent upon — achievement of Company goals and individual performance, we emphasize “variable” compensation (i.e., bonus and equity-based awards) over “fixed” compensation (i.e., base salary). Accordingly, actual total compensation in a given year may vary well above or below our targeted compensation relative to Median levels, based principally on the Company’s attainment of its financial and operating goals and individual performance.

The 2011 compensation for our NEOs resulted in the following pay mixes:

Pay Elements

Base Salaries

Base salaries provide a fixed level of cash compensation for the individual’s performance of day-to-day responsibilities. Our executives’ base pay levels are reviewed and changes are determined annually in the first quarter of the year based upon numerous factors, including individual performance, job responsibilities, impact on the development and achievement of our strategic initiatives, the state of the labor market, benchmarking data and our ability to attract and retain critical executives. In considering these factors, the Committee approved base pay increases in 2011, effective as of April 1, 2011. The 2011 base salaries for our NEOs represented between 13% and 27% of total direct compensation for these individuals, and, on average, approximated the Median (5% below Median). Commentary regarding the base salary increase for each executive follows:

•

Alan Herrick:    The Committee increased Mr. Herrick’s base salary by 7% in recognition of his strong performance and contributions in 2010. With the resulting increase, Mr. Herrick’s base salary approximated the Median (5% below Median).

•

Joseph Tibbetts, Jr.:    The Committee increased Mr. Tibbetts’ base salary by 6% in recognition of his overall strong performance and contributions in 2010, along with his additional responsibilities as SapientNitro Managing Director — Asia Pacific. With the resulting increase, Mr. Tibbetts’ base salary approximated the Median (5% below Median).

•

Alan Wexler:    The Committee increased Mr. Wexler’s base salary by 7% in recognition of his strong performance and contributions to SapientNitro North America in 2010. Mr. Wexler’s base salary positioned him below the Median (10% below Median).

•

Christian Oversohl:    The Committee increased Dr. Oversohl’s base salary by 9% in recognition of his increased responsibilities and strong performance for SapientNitro Europe in 2010. Dr. Oversohl’s base salary positioned him below the Median (8% below Median).

•

Harry Register:    The Committee increased Mr. Register’s base salary by 8% in recognition of his strong performance as the business unit lead for Sapient’s Global Markets business, a role he assumed in 2010. With the resulting increase, Mr. Register’s base salary approximated the Median (1% above Median).

The following chart summarizes the annualized base salary changes from 2010 to 2011 for the NEOs.

Executive	2010 Base Salary	2011 Base Salary	Annualized Base Pay Increase Amount	Increase Percentage	2011 Base Salary Relative to Median
Alan Herrick	$575,000	$615,000	$40,000	7%	5% below Median
Joseph Tibbetts, Jr.	$350,000	$370,000	$20,000	6%	5% below Median
Alan Wexler	$350,000	$375,000	$25,000	7%	10% below Median
Christian Oversohl^	$351,044	$383,020	^^	9%	8% below Median
Harry Register	$310,000	$335,000	$25,000	8%	1% above Median

^	As Dr. Oversohl is compensated in Euros, for purposes of this table and other compensation tables throughout this CD&A, his compensation in 2011 was converted from Euros to U.S. Dollars (“USD”) using an average of the 2011 Euro to USD exchange rate of $1.3928. Dr. Oversohl’s 2010 compensation was reported using an average of the 2010 Euro to USD exchange rate of $1.3277.

^^	Although not reflected in this chart as a result of fluctuation in the Euro to USD currency exchange rate, Dr. Oversohl’s actual 2011 base salary pay increase amount in local currency was €10,600 and his base salary increase percentage in local currency was 4%. In Euros, his 2010 base salary was €264,400, and his 2011 base salary was €275,000.

Annual Incentive/Bonus Program

Our annual incentive program creates a strong link between pay and performance. With respect to Mr. Herrick’s annual incentive, the Committee establishes a non-discretionary, objective, performance-based bonus metric in which his bonus is determined based on Sapient’s performance against a fiscal year non-GAAP2 operating profit target. Mr. Herrick’s 2011 bonus is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and is administered pursuant to our 1998 Stock Incentive Plan, as amended (the “1998 Plan”). Both our 1998 Plan and 2011 Plan enable cash and equity awards granted under the plan to qualify for tax benefits available under Section 162(m). Mr. Herrick’s 2011 bonus is more fully described below under the heading “CEO Compensation Determination.”

With respect to our NEOs other than Mr. Herrick (the “Other NEOs”), our annual incentive program rewards the executives for their achievement of short-term financial and operational goals as well as their promotion, and contributions toward the achievement, of our Strategic Context. The Other NEO’s 2011 bonuses are more fully described below under the heading “Other NEO Compensation Determinations.” Additionally, the annual bonus plan focuses our people on the achievement of individual performance goals. Consequently, unlike the non-discretionary, objective, performance-based metrics for Mr. Herrick’s annual incentive, many of the metrics used to assess the Other NEOs’ performance are qualitative as well as quantitative and require the Committee to exercise discretion in determining payments.

The Other NEOs’ bonuses are administered pursuant to our Global Performance Bonus Plan (the “Global Plan”). In the first quarter of each fiscal year, Sapient management sets business and financial objectives that our Board reviews and approves. These objectives translate into financial targets, and associated bonus pool funding targets under the Global Plan, for the payment of the Other NEO and other Sapient employee bonuses. For 2011, our bonus pool funding was based upon Sapient’s achievement of non-GAAP operating profit against a non-GAAP operating profit target. Once the bonus pool has been funded, available bonus pool funds are first applied to payment of associate and senior associate bonuses, which are paid at 100% of those employees’ target bonuses, depending on individual performance. The resulting bonus pool funding, from which bonuses are paid to the Other NEOs and non-executive employees, is defined as the “Bonus Pool Fund Percentage.”

Additionally, while the bonus pool funding for our internal operations Global Shared Services team — of which Mr. Tibbetts is a part — is directly tied to overall company performance, the bonus pool funding for our operating segments (SapientNitro North America, SapientNitro Europe, SapientNitro Asia Pacific, Sapient Global Markets, and Sapient Government Services) is subject to overall company performance as well as adjustments based on each operating segment’s performance against an operating profit target for the segment and the segment’s financial performance relative to other segments’ financial performance against their associated operating profit targets (the “Segment Performance Adjustments”). Further, the bonus calculations for our NEOs who lead the operating segments (Messrs. Wexler, Oversohl and Register) are subject to a payout “weighting” of 70% and 30% for segment and company operating performance, respectively (the “Payout

2 We define “non-GAAP operating profit” as income from our operations, as reported in our publicly filed financial statements on Form 10-K, adjusted to add back all expenses (benefits) for, or relating to, matters arising directly from the ongoing review of stock-based compensation granting practices and any related restatement expenses, stock-based compensation expense due to the application of FASB ASC Topic 718, restructuring and other related charges, amortization of purchased intangible assets and any other items identified as “non-GAAP” in our earnings release financial statements or other public disclosures and to eliminate the effect of any businesses acquired or sold by the Company in the applicable fiscal year.

Weighting”). Consequently, for a given year, depending on our Bonus Pool Fund Percentage and operating segment financial performance, and the Payout Weighting, our NEOs who lead operating segments may receive a bonus considerably less than their bonus targets.

In setting annual bonus targets for our NEOs in 2011, the Committee considered and approved changes to our NEOs’ target annual incentive opportunities in light of external market data, internal pay relationships, individual and company performance and Sapient’s compensation philosophy. The below chart summarizes the annualized target incentive opportunity changes from 2010 to 2011 for the CEO and the Other NEOs.

Executive	2010 Annualized Incentive Target Bonus Amount	2010 Annualized Incentive Target Bonus Percentage of Base Pay	2011 Annualized Incentive Target Bonus Amount	2011 Annualized Incentive Target Bonus Percentage of Base Pay	Target Incentive Increase Percentage 2010 v. 2011	Target Incentive Relative to Median
Alan Herrick	$776,250	135%	$830,250	135%	7%	22% above Median
Joseph Tibbetts, Jr.	$250,000	71%	$275,000	74%	10%	6% above Median
Alan Wexler	$300,000	86%	$335,000	89%	12%	30% above Median
Christian Oversohl	$265,540	76%	$299,452	78%	13%*	16% above Median
Harry Register	$290,000	94%	$325,000	97%	12%	54% above Median

*	Although not reflected in this chart as a result of fluctuation in the Euro to USD currency exchange rate, Dr. Oversohl’s actual 2011 target incentive increase percentage in local currency was 8%. In Euros, his 2010 annualized incentive target bonus amount was €200,000, and his 2011 annualized incentive target bonus amount was €215,000.

Taking into account 2011 base salaries and the foregoing annual incentive/bonus targets for our NEOs, the total target cash compensation opportunities for the NEOs, relative to peer NEOs, were as follows:

Executive	Total Cash (Base Salary and Bonus Target) Relative to Median
Alan Herrick	9% above
Joseph Tibbetts, Jr.	3% below
Alan Wexler	3% above
Christian Oversohl	1% below
Harry Register	15% above

The actual 2011 incentive bonus payments for our NEOs ranged from approximately 70.5% to 89.9% of the executives’ eligible annual incentive targets:

Executive	2010 Annualized Incentive Target Bonus Amount*	2011 Annualized Incentive Target Bonus Amount*	2011 Actual Incentive Bonus Payout as a % of Eligible Incentive Bonus	2011 Actual Incentive Bonus Payout*
Alan Herrick	N/A	$830,250	84.5%	$701,362
Joseph Tibbetts, Jr.	$250,000	$275,000	89.9%	$241,667
Alan Wexler	$300,000	$335,000	89.7%	$292,668
Christian Oversohl**	$265,540	$299,452	80.1%	$233,436
Harry Register	$290,000	$325,000	70.5%	$223,033

*	As the Committee sets new annualized bonus targets effective as of April 1 of each year, the 2011 Actual Incentive Bonus Payout for each NEO other than Mr. Herrick was calculated as follows: (i) 25% based on the bonus targets approved for 2010 (which cover the period 4/1/10 to 3/31/11) and (ii) 75% based on the bonus targets approved for 2011 (which cover the period 4/1/11 to 3/31/12). A description of how the Committee calculates Mr. Herrick’s 2011 bonus is set forth below under the heading “CEO Compensation Determination.”

**	In Euros, Dr. Oversohl’s 2010 and 2011 Annualized Incentive Target Bonus Amounts were €200,000 and €215,000, respectively, and his 2011 Actual Incentive Bonus Payout in Euros was €167,602.

The Committee has authority to award additional discretionary bonuses (in addition to our annual incentive payments) to our NEOs based on criteria and conditions the Committee determines. In 2011, the Committee did not award any additional bonuses.

Long-Term Incentive Program

Long-term incentive opportunities are the largest element of total executive officer compensation. We use long-term incentives to balance the short-term focus of our annual incentive bonus program by tying awards to performance over multi-year periods. Additionally, these incentives are designed to motivate executive officers to make decisions supporting long-term company financial interests while also serving as the primary tool for attraction and retention.

Long-term incentive awards are typically delivered through RSUs. Once vested, each RSU represents the right to receive one share of our common stock. Because RSUs increase in value based on the market price of our stock, we believe that RSUs motivate and reward our leaders’ high performance, and simultaneously enable us to administer our equity-based incentive programs in an efficient, simple and cost effective manner.

We believe using RSUs is appropriate, particularly given our general philosophy of linking compensation to actual performance and de-emphasizing “fixed” compensation by positioning executive base salaries at or below the Median.

We typically grant equity awards to our executives once per year, on a pre-determined grant date that occurs shortly after the Committee approves the executive equity grants. The Committee reviews and approves the annual equity awards for our CEO and other executives in the first quarter. The RSU awards typically are granted on the first NASDAQ trading day of the month immediately following the Committee’s award approval date.

The Committee has developed RSU grant ranges for our senior leadership team, and, within those ranges, allocates awards to our executives based on company and individual performance during the prior year, total cash compensation, amount of equity needed to achieve our pay mix and pay goals relative to our target market, and historical equity grants. Further, the Committee maintains discretion to make adjustments (upward or downward) to an executive’s RSU award depending on the achievement of Company and/or individual goals. The Committee believes this framework ensures not only that each executive receives an appropriate award, but also that the awards are equitably determined for all members of our senior leadership team.

In 2011, the targeted value of the long-term incentive component of our executive RSU awards was approximately 238% of our CEO’s base salary and incentive target compensation, and approximately 142%, on average, of the Other NEOs’ base salaries and incentive target compensation. The ratio of RSUs to cash varies by level of participant, with our more senior executives receiving a higher percentage of their total compensation in the form of RSUs.

2011 Long-Term Incentive Awards

In 2011, the Committee established annual long-term equity incentive opportunities for each NEO in combinations of time-based RSUs and performance-based RSUs based on their estimated value on the date of grant. The Committee granted an aggregate of 356,800 time-based RSU awards and 264,000 performance-based RSU awards to our NEOs.

The following table sets forth the RSUs granted to our NEOs in 2011:

Executive	Time-Based RSUs	Performance- Based RSUs^
Alan Herrick	160,800	134,000
Joseph Tibbetts, Jr.	77,200^^	31,000
Alan Wexler	42,000	35,000
Christian Oversohl	37,200	31,000
Harry Register	39,600	33,000
Total	356,800	264,000

^	Reflects the total number of RSUs that our NEOs are eligible to earn over the life of the award under the terms of their performance-based RSU award agreements.

^^	Includes a special, one-time grant of 40,000 time-based RSUs awarded to Mr. Tibbetts in recognition of his additional responsibilities as SapientNitro Managing Director — Asia Pacific.

The time-based RSUs granted to NEOs in 2011 vest 25% on each anniversary of the grant date over a four-year period. The performance-based RSU awards, which are also subject to time-based vesting, may be earned in annual one-third increments based on the Company’s achievement of specified revenue growth and operating margin performance measures in each of fiscal years 2011, 2012 and 2013 (each, an “RSU Performance Year”), provided the NEO remains continuously employed by the Company through the service completion date of April 1, 2014. Performance measures are established by the Committee in the first quarter of each RSU Performance Year. For the 2011 RSU Performance Year, the target performance measures were 28% revenue growth and 14% non-GAAP operating margin3. Once earned, the performance-based RSUs awards vest in full on the third anniversary of the grant date.

3 “Non-GAAP operating margin” is defined as non-GAAP operating profit (defined in footnote 1 under “Annual Incentive/Bonus Program” above) expressed as a percentage of service revenues, as reported in our publicly filed financial statements on Form 10-K.

The following table sets forth the performance-based RSU award performance measures and actual achievement in 2011:

2011 RSU Performance Year Measure	Threshold (60% of eligible RSUs earned)	Target (100% of eligible RSUs earned)	Actual Achievement	Actual Award Percentage of Eligible RSUs Earned
Revenue Growth from FY 2010 to FY 2011(1)	12%	28%	22.3%	85.8%
Non-GAAP Operating Margin	10%	14%	13.2%	92.3%

(1)	This performance measure is compared in “constant currency terms”, a non-GAAP financial measure that excludes the effect of foreign currency exchange rate fluctuations. The effect of rate fluctuations is excluded by translating the current period’s local currency service revenues and expenses into USD at the average exchange rates of the prior period of comparison.

The following table sets forth the RSUs earned for the 2011 RSU Performance Year by each NEO:

Executive	RSUs Earned for Achievement of 22.3% Revenue Growth	RSUs Earned for Achievement of 13.2% Non-GAAP Operating Margin	Total RSUs Earned for the 2011 RSU Performance Year
Alan Herrick	19,153	20,624	39,777
Joseph Tibbetts, Jr.	4,430	4,771	9,201
Alan Wexler	5,002	5,386	10,388
Christian Oversohl	4,430	4,771	9,201
Harry Register	4,717	5,079	9,796
Total	37,732	40,631	78,363

Benefits and Perquisites

Our executives are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and welfare benefits (e.g., medical/dental plans, disability plans and life insurance) and our 401(k) Plan (or its equivalent for senior leadership team members located outside of the United States).

We do not offer any “tax gross-ups” for our executives. Additionally, while our executives from time to time receive certain immaterial personal benefits from Sapient, in 2011 the value of these perquisites did not exceed $10,000 for any executive. Consistent with our company-wide philosophy of promoting internal equity among all of our employees and not affording certain compensatory benefits only to an exclusive group of employees, and except as noted below regarding Dr. Oversohl, we do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

As part of his overall compensation, Dr. Oversohl receives an annual internet allowance, and the Company makes a premium contribution for his benefit in the amount of 20,000 Euros per year into a retirement support fund that is a legally independent fund and thus not subject to the control of Germany’s Insurance Supervisory Authority (BaFin) (the “Support Fund”). At the time these benefits for Dr. Oversohl were provided, we engaged two international benefits consulting firms: Sentinel Benefits Group, Inc. and Towers Perrin (together, the “International Consultants”). The International Consultants advised that German employers commonly make payments into retirement support funds for the benefit of their employees, particularly executives/managing directors. In light of these benefits norms in Germany, Dr. Oversohl’s senior executive position with Sapient, and our desire to provide Dr. Oversohl industry-standard benefits intended to promote his retention and continued commitment to Sapient, the Committee deemed it appropriate to make payments into a Support Fund.

CEO Compensation Determination

In March 2011, the Committee approved a new compensation package for Mr. Herrick based on Mercer’s assessment of the market competitiveness of, and recommendation concerning changes to, Mr. Herrick’s compensation package for 2011. The Committee increased Mr. Herrick’s 2011 base salary from $575,000 to $615,000 and target bonus from $776,250 to $830,250 (i.e., 135% of his 2011 base salary). These changes position Mr. Herrick’s base salary at a Median approximate position (5% below Median) and his target cash compensation (base salary plus target annual incentive opportunity) above the Median (9% above Median).

Regarding Mr. Herrick’s 2011 annual bonus target, the Committee determined that the bonus payment should directly correlate with our financial performance. In light of this goal, and to qualify Mr. Herrick’s 2011 annual incentive bonus as performance-based compensation under Section 162(m), the Committee established a performance-based, non-discretionary bonus target tied to Sapient’s 2011 non-GAAP operating profit. Mr. Herrick’s 2011 annual incentive target of $830,250 (the “2011 Incentive Target”) was payable in full if Sapient achieved a non-GAAP operating profit target of approximately $158.71 million (the “2011 Profit Target”). Depending on actual profit achievement as a percentage of the 2011 Profit Target (the “Profit Achievement Percentage”), Mr. Herrick was eligible to receive an annual incentive payment equal to the result obtained by multiplying the 2011 Incentive Target by the Profit Achievement Percentage. The potential incentive payment was capped at $2 million, and Mr. Herrick was ineligible to receive an incentive payment if the Profit Achievement Percentage was less than 20% (i.e., $31.74 million). Based on our actual 2011 non-GAAP operating profit of $134.072 million and a Profit Achievement Percentage of 84.476%, Mr. Herrick was entitled to receive a 2011 annual incentive payment equal to $701,362.

The Committee also granted Mr. Herrick 160,800 time-based RSUs, which will vest 25% annually over a four year period, and 134,000 performance-based RSUs, which are subject to the performance measures and other conditions as described under “2011 Long-Term Incentive Awards” above.

Accordingly, and in summary, Mr. Herrick’s total direct compensation for 2011 was as follows:

2011 Base Salary	2011 Incentive Target	2011 Incentive Payout	RSUs		Market Value of RSUs(1)	Total Direct Compensation
$615,000	$830,250	$701,362	160,800		$1,874,928	$4,882,618
			134,000	(2)	$1,562,440

(1)	Market value of RSUs is calculated by multiplying the number of RSUs granted by the closing price of the Company’s common stock as quoted on NASDAQ on the April 1, 2011 grant date of the award, which was $11.66.

(2)	Represents performance-based vesting RSUs, of which 39,777 RSUs were earned for the 2011 RSU Performance Year.

Other NEO Compensation Determinations

The Committee approved increases to base salaries and/or annual incentive bonus targets for the Other NEOs in 2011. As a result, the cash compensation paid, equity-based awards granted, and total direct compensation provided to these NEOs for 2011, as described more fully below, were as follows:

Named Executive Officer	2011 Base Salary	2011 Annual Incentive Target	2011 Actual Annual Incentive Paid	RSUs Awarded		Market Value of RSUs(1)	Total Direct Compensation
Joseph Tibbetts, Jr.	$370,000	$275,000	$241,667	77,200	(2)	$900,152	$1,906,612
				31,000	(3)	$361,460
Alan Wexler	$375,000	$335,000	$292,668	42,000		$489,720	$1,607,820
				35,000	(3)	$408,100
Christian Oversohl	$383,020	$299,452	$233,436	37,200		$433,752	$1,477,684
				31,000	(3)	$361,460
Harry Register	$335,000	$325,000	$223,033	39,600		$461,736	$1,506,516
				33,000	(3)	$384,780

(1)	Market value of RSUs is calculated by multiplying the number of RSUs granted by the closing price of the Company’s common stock as quoted on NASDAQ on the April 1, 2011 grant date of the award, which was $11.66.

(2)	Includes a special, one-time grant of 40,000 RSUs awarded to Mr. Tibbetts in recognition of his additional responsibilities as SapientNitro Managing Director — Asia Pacific.

(3)	Represents performance-based vesting RSUs. For the 2011 RSU Performance Year, Messrs. Tibbetts, Wexler, Oversohl, and Register earned 9,201, 10,388, 9,201 and 9,796 RSUs, respectively.

The following summarizes the Other NEOs’ 2011 incentive bonus payments and long-term incentive awards.

Mr. Tibbetts, SVP, CFO, CAO and SapientNitro Managing Director — Asia Pacific

To determine Mr. Tibbetts’ 2011 incentive bonus payment, the Committee considered his performance against various individual goals and objectives for 2011, which included implementing spending controls, accelerating the implementation of certain internal projects relating to global taxation and financial information management and reporting and increasing his visibility globally as CFO, as well as his contributions to our senior leadership team. Based on Mr. Tibbetts’ strong performance across these areas and in recognition of Mr. Tibbetts’ additional responsibilities as SapientNitro Managing Director – Asia Pacific during 2011, the Committee elected to award him an incentive bonus equal to 110% of the Bonus Pool Fund Percentage for our Global Shared Services (GSS) team, of which Mr. Tibbetts is a part. Our 2011 Bonus Pool Fund Percentage for GSS was 81.7%. Accordingly, the Committee awarded Mr. Tibbetts a bonus equal to 89.9% of his eligible bonus target, or $241,667.

Regarding Mr. Tibbetts’ 2011 long-term incentive award, the Committee awarded him 37,200 time-based RSUs, which will vest 25% annually over a four year period, and 31,000 performance-based RSUs, which are subject to the performance measures and other conditions as described under “2011 Long-Term Incentive Awards” above, in recognition of his strong fiscal management and his overall leadership in helping Sapient grow and expand, and to encourage his continued strong leadership to the Company. The Committee also awarded him 40,000 time-based RSUs, which will vest in four equal installments on each anniversary of the April 1, 2011 grant date, in recognition of his additional responsibilities as SapientNitro Managing Director —

Asia Pacific. Additionally, the Committee considered our pay-for-performance philosophy, external market comparisons, historical equity grants made to him since joining Sapient and pay relationships within our senior leadership team, in determining Mr. Tibbetts’ long-term incentive award.4

Mr. Wexler, SVP, SapientNitro North American Lead

The Committee determined Mr. Wexler’s 2011 incentive bonus based principally on his 2011 performance against profit achievement goals within North America. Specifically, our North America operating segment achieved a 106.3% profit (against a profit target of $147.8 million) and our Government Services operating segment achieved a 85.0% profit (against a profit target of $14.8 million), measured in constant currency. After applying Segment Performance Adjustments to the Bonus Pool Fund Percentage, the North America operating segment bonus was funded at 94.6% of target payout and the Government Services operating segment bonus was funded at 76.5% of target payout. Additionally, the Committee weighed Mr. Wexler’s leadership and achievements against individual objectives in determining his 2011 incentive bonus. Taking into account the North America and Government Services operating segment bonus funding, the Payout Weighting and the Committee’s qualitative review of Mr. Wexler’s performance, the Committee awarded Mr. Wexler a 2011 incentive bonus payment equal to 89.7% of his eligible bonus target, or $292,668.

To determine Mr. Wexler’s long-term incentive awards for 2011, the Committee considered several factors, including the growth of the SapientNitro North America and Government Services operating segments, his strong performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Mr. Wexler in each year since he joined Sapient, and internal pay comparisons among Mr. Wexler, Mr. Register and Dr. Oversohl and other leadership team members. Taking these factors into account, and to encourage Mr. Wexler’s continued strong performance, the Committee awarded him 42,000 time-based RSUs, which will vest 25% annually over a four year period, and 35,000 performance-based RSUs, which are subject to the performance measures and other conditions as described under “2011 Long-Term Incentive Awards” above.

Dr. Oversohl, SVP, SapientNitro European Lead

The Committee determined Dr. Oversohl’s 2011 incentive bonus based principally on his 2011 performance against profit achievement goals within Europe. Specifically, our Europe operating segment achieved an 84.2% profit (against a profit target of $64.1 million) measured in constant currency. After applying Segment Performance Adjustments to the Bonus Pool Fund Percentage, the Europe operating segment bonus was funded at 79.3% of target payout. Additionally, the Committee weighed Dr. Oversohl’s leadership and achievements against individual objectives (which included leading our global delivery organization) in determining his 2011 incentive bonus. Taking into account the Europe operating segment bonus funding, the Payout Weighting and the Committee’s qualitative review of Dr. Oversohl’s performance, the Committee awarded Dr. Oversohl a 2011 incentive bonus payment equal to 80.1% of his eligible bonus target, or $233,436.

In determining Dr. Oversohl’s long-term incentive awards for 2011, the Committee considered several factors, including his leadership as head of SapientNitro Europe and head of global delivery, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Dr. Oversohl in each year since he joined Sapient, and internal pay comparisons among Dr. Oversohl, Mr. Wexler and Mr. Register and other leadership team members. Taking these factors into account, and to encourage Dr. Oversohl’s continued strong performance, the Committee awarded him 37,200 time-based RSUs, which will vest 25% annually over a four year period, and 31,000 performance-based RSUs, which are subject to the performance measures and other conditions as described under “2011 Long-Term Incentive Awards” above.

4 Although Mr. Tibbetts is a GSS team member, for purposes of determining his long-term incentive awards the Committee applies the grant ranges used to determine equity awards for the most senior executives within Sapient.

Mr. Register, SVP, Sapient Global Markets Operating Segment

The Committee determined Mr. Register’s 2011 incentive bonus based principally on his 2011 performance against profit achievement goals within Global Markets. Specifically, our Global Markets operating segment achieved a 69.3% profit (against a profit target of $114.3 million) measured in constant currency. After applying Segment Performance Adjustments to the Bonus Pool Fund Percentage, the Global Markets operating segment bonus was funded at 65.7% of target payout. Additionally, the Committee weighed Mr. Register’s leadership and achievements against individual objectives in determining his 2011 incentive bonus. Taking into account the Global Markets operating segment bonus funding, the Payout Weighting and the Committee’s qualitative review of Mr. Register’s performance, the Committee awarded Mr. Register a 2011 incentive bonus payment equal to 70.5% of his eligible bonus target, or $223,033.

In determining Mr. Register’s long-term incentive awards for 2011, the Committee considered several factors, including his leadership in growing the Sapient Global Markets business unit, delivering good results during a challenging economic environment, establishing the Sapient Global Markets brand and team, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Mr. Register in each year since he joined Sapient, and internal pay comparisons among Mr. Register, Mr. Wexler and Dr. Oversohl and other leadership team members. Taking these factors into account, and to encourage Mr. Register’s continued strong performance, the Committee awarded him 39,600 time-based RSUs, which will vest 25% annually over a four year period, and 33,000 performance-based RSUs, which are subject to the performance measures and other conditions as described under “2011 Long-Term Incentive Awards” above.

Employment and Change in Control Severance Agreements

We maintain employment agreements with Messrs. Herrick, Tibbetts, Wexler, Oversohl and Register that contain severance arrangements and other terms of employment. Further, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor and/or soliciting Sapient clients and employees. Additionally, in April 2010, each of our NEOs and certain other senior executives entered into change in control severance agreements that provide for certain financial benefits following a change in control.

The employment agreements and change in control severance agreements for our NEOs are summarized beginning on page 51 of this Proxy Statement. Additionally, estimates of the termination or change in control amounts that would have been payable to the NEOs, if the change in control benefit or other severance provisions under their employment agreements and/or change in control severance agreements had triggered at year-end 2011, are summarized beginning on page 55 of this Proxy Statement.

Impact of Tax and Accounting on Compensation Decisions

In establishing total compensation for the NEOs, the Committee considers the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) prevents a company from receiving a federal income tax deduction for compensation paid to the chief executive officer and the next three most highly compensated officers (other than the chief financial officer) in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the Company’s stockholders. Both the 1998 Plan and 2011 Plan have been approved by stockholders, and each plan permits the grant of “performance-based” awards of both cash and equity that are intended to qualify for the tax benefits available under Section 162(m). In 2011, we qualified the performance-based compensation of Messrs. Herrick, Oversohl, Register and Wexler for these tax benefits. To the extent practical, the Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain, and reward high-performing executives.

When determining amounts of equity grants to executives and employees under our long-term incentive program, the Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs and other share-based payments result in an accounting charge for Sapient. The accounting charge is equal to the fair value of the instruments being issued. For RSUs, the cost is equal to the fair value of the stock on the grant date times the number of stock units granted. For stock options (if granted with time-based vesting), the cost is equal to the fair value of the option on the grant date using a Black-Scholes option pricing model times the number of options granted. Regarding both RSUs and stock options, this expense is amortized over the requisite service or vesting period.

Additional Information Regarding the Compensation Program

Executive Clawbacks. Although Mr. Herrick’s and Mr. Tibbetts’ annual bonus and other performance-based compensation is subject to recoupment (“clawback”) under circumstances where Sapient materially fails to comply with a financial reporting requirement in connection with material misconduct by Mr. Herrick, Mr. Tibbetts, or any U.S. employee whom they supervise, Sapient does not have an executive compensation clawback policy. The Committee will continue to review periodically, particularly in light of evolving regulatory requirements, whether to adopt a policy that authorizes executive compensation clawbacks where Sapient must make a financial restatement or recalculate a financial metric applicable to an annual bonus payment or a long-term incentive award.

Stock Ownership Requirements.    While we have not adopted minimum executive stock ownership requirements, the Committee has reviewed each executive’s level of stock ownership. In light of the fact that our executive stock ownership levels exceed typical stock ownership requirements for similar executives, the Committee has determined that stock ownership requirements are unnecessary at this time. The Committee will continue to monitor the stock holdings of our NEOs.

The Company’s Overall Compensation Approach and Risk Incentives

With respect to risk related to compensation matters, the Company’s management (“Management”) considers, in establishing and reviewing the Company’s executive and other employee compensation policies and practices (“Compensation Programs”), whether such programs encourage unnecessary or excessive risk taking. Management believes that the Compensation Programs do not encourage taking risks that are reasonably likely to have a material adverse effect on the Company and its business. In making such determination, Management considered both the design of our Compensation Programs, and the oversight that Management and the Compensation Committee exercise concerning these programs.

Compensation Programs Design

The Company compensates its executives principally in the form of base salaries, annual incentive/bonus cash payments and long-term incentive awards. The Company’s non-executive employees are compensated in a similar fashion.

The Compensation Programs are designed to maintain individual compensation levels, either in the aggregate or with respect to any single compensation component, within market norms. Specifically, we position total direct compensation for our executives at approximately (within 15% of) the Median of our peer companies, and total direct compensation for the Company’s non-executive employee population is targeted at the Median of our peer companies. Base salaries are fixed annually.

The Company’s annual incentive/cash bonus programs do not encourage individuals to undertake excessive risks in an effort to achieve higher bonus compensation. Specifically:

•	All executive and non-executive employees’ target incentive amounts are determined by a fixed dollar amount or a percentage of an individual’s base salary.

•	Our executive and non-executive employee bonus payouts are based on achieving individual objectives in addition to Company and business unit financial performance.[5]

•

Employee bonuses are not guaranteed and any payouts are subject to available bonus pool funding. Depending on the Company’s financial performance, the bonus pool payable in a given year may yield a payment greater than 100% of the eligible participants’ aggregate bonus targets or considerably less. Accordingly, because the Company’s bonus funding parameters limit the size of employee bonuses, employees are not rewarded for taking, and therefore are not encouraged to take, excessive risks in an effort to achieve a larger bonus.

Regarding the Company’s equity incentive programs, all equity awards are subject to either timed-based and/or performance-based vesting, and typically vest over a four-year period. Consequently, because the vesting of these awards is fixed and non-discretionary, the awards promote an employee’s long-term commitment to the Company and are not predicated on or influenced by an individual’s excessive risk taking. Rather, the value of the award is tied to the Company’s stock price or its long-term performance.

Compensation Programs Oversight

The Compensation Programs are subject to the oversight of the Compensation Committee as well as a Management compensation committee (“Management Committee”) consisting of the CEO, CFO, General Counsel, and the head of the Company’s People Success (human resources) organization.

The Management Committee meets bi-monthly (or more frequently) to approve specific compensation packages for certain senior level new hires as well as to review the appropriateness of and recommend changes to the Compensation Programs.

Given the program oversight activities performed by the Management Committee and the Compensation Committee, the frequent dialogue that occurs between Management and the Compensation Committee concerning the design and appropriateness of all components of employee compensation, and the guidance of external compensation advisors to inform program design and validate the reasonableness of the Compensation Programs, Management has determined that the Compensation Programs do not encourage or result in risks that are reasonably likely to have a material adverse effect on the Company.

5 The CEO is the Company’s only senior level employee whose bonus is entirely non-discretionary (as described in the CD&A) and not based, in whole or in part, on individual objectives.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The report by this Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Sapient Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

James M. Benson, Chairman

Darius W. Gaskins, Jr.

Ashok Shah

Summary Compensation Table — 2011, 2010 and 2009

The following table and footnote disclosure summarize compensation paid or awarded to each of our NEOs for the years ended December 31, 2011, 2010 and 2009. A more thorough discussion of our executive compensation philosophy and program can be found in our CD&A section beginning on page 26.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)			Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)			Total ($)
Alan J. Herrick	2011		$605,000		$2,408,481			$701,362		$1,604			$3,716,447
President and Chief Executive Officer	2010		$568,750		$2,667,500	(5)		$651,051		$1,250			$3,888,551
	2009		$550,000		$532,500			$310,000		$1,250			$1,393,750

Joseph S. Tibbetts, Jr.	2011		$365,000		$1,037,514			$241,667		$1,604			$1,645,785
Senior Vice President, Chief Financial Officer, Chief Accounting Officer and SapientNitro Managing Director — Asia Pacific	2010 2009	$ $	350,000 350,000	$ $	654,500 469,000		$ $	191,280 115,500	$ $	1,250 1,250		$ $	1,197,030 935,750

Alan M. Wexler	2011		$368,750		$629,080			$292,668		$1,604			$1,292,102
Executive Vice President, SapientNitro North American Lead	2010 2009	$ $	350,000 350,000	$ $	701,250 469,000		$ $	252,214 136,400	$ $	1,250 1,250		$ $	1,304,714 956,650

Christian Oversohl(6)	2011		$379,329		$557,148			$233,436		$28,274	(7)		$1,198,187
Senior Vice President, SapientNitro European Lead	2010 2009	$ $	331,792 334,711	$ $	748,000 469,000		$ $	171,355 151,415	$ $	39,698 48,394		$ $	1,290,845 1,003,520

Harry Register(8)	2011		$328,750		$593,110			$223,033		$1,604			$1,146,497
Senior Vice President, Sapient Global Markets Lead	2010		$301,250		$701,250			$213,752		$1,250			$1,217,502

(1)	Annual base salaries for our executive officers, including the NEOs, generally become effective on the first business day of April in each calendar year. The 2011 base salary amounts described in our CD&A are those approved by our Compensation Committee for 2011, whereas this column reflects what our NEOs were actually paid during the relevant year.

(2)	Represents the aggregate grant date fair value of all stock-based awards, including the value of any dividend equivalent shares earned on such awards, calculated in accordance with FASB ASC Topic 718, granted during the years presented and disregarding any estimates of forfeitures related to service-based vesting conditions. In 2011, our NEOs received both time- and performance-based RSUs under our 1998 Plan. For time-based RSUs, fair value is based on the closing price of our common stock on the date of grant. For performance-based RSUs, fair value is based on the estimated probable outcome of the performance measures as of the grant date, which assumes achievement of revenue growth and operating margin performance measures at 92.7% and 97.1%, respectively, for 2011.

The performance-based RSUs become eligible to vest only upon fulfillment of certain company performance measures set by the Compensation Committee for the years ended December 31, 2011, 2012 and 2013 (each, a “Performance Year”). The Compensation Committee sets the relevant performance measures at the start of each Performance Year, and then certifies performance measure achievement following the Performance Year. Once earned, performance-based RSUs shall vest on April 1, 2014, subject to the NEO’s continuous employment during the vesting period or earlier acceleration pursuant to the terms of the applicable award agreement and/or the NEO’s change in control severance agreement. See the table entitled “Grants of Plan-Based Awards — 2011” on page 47 for a more detailed description of these awards and for the maximum potential value of the performance-based RSUs assuming the highest level of performance achievement.

(3)	Represents awards made pursuant to our Global Plan and the actual cash incentive bonus payments made to our NEOs in the year following the fiscal year to which the payment relates.

(4)	Other than for Dr. Oversohl (see footnote (7) below), this column only includes the value of the Company’s 401(k), life insurance, and long-term disability contributions for each executive. The NEOs from time to time received certain immaterial personal benefits from the Company; however, the value of these perquisites for each executive did not exceed $10,000.

(5)	In 2010, Mr. Herrick was granted 200,000 time-based RSUs, 50,000 performance-based RSUs based on the Company’s achievement of a revenue growth target measured over the three year period ending December 31, 2012 (the “Revenue RSUs”), and 50,000 performance-based RSUs based on the Company’s achievement of a non-GAAP operating margin target measured over the three year period ending December 31, 2012 (the “Margin RSUs”), all of which were granted pursuant to our 1998 Plan.

For Mr. Herrick’s 200,000 time-based RSUs, the grant date fair value shown in the table is based on the closing price of our common stock on the date of grant. For the Revenue RSUs and the Margin RSUs, the fair value shown in the table is based on the probable outcome of the performance measures as of the grant date and assumes achievement of the revenue growth and non-GAAP operating margin performance targets at 100% and 50%, respectively, as calculated in accordance with FASB ASC Topic 718 and disregarding any estimates of forfeitures related to service-based vesting conditions. The amount for 2010 shown in the table above includes dividend equivalent shares that were not reflected in the 2010 Proxy Statement.

Additionally, Mr. Herrick will receive up to 50,000 performance-based RSUs based on the Board’s determination of Mr. Herrick’s achievement of certain strategic objectives during 2011 and 2012 (the “Strategic RSUs”), as shall be determined by the Board by March 1, 2013. For the Strategic RSUs, the aggregate compensation cost as of the grant date cannot be determined under FASB ASC Topic 718 and, therefore, the fair value of the Strategic RSUs is not included in the table.

(6)	As Dr. Oversohl is compensated in Euros, for purposes of this table his compensation was converted from Euros to USD using an average of the 2011 Euro to USD exchange rate of $1.3928. In 2011, Dr. Oversohl was paid a base salary amount in local currency of €275,000. In 2009 and 2010, Dr. Oversohl’s compensation was reported using an average of the Euro to USD exchange rate for the relevant year.

(7)	As part of his overall compensation, Dr. Oversohl received an annual internet allowance in the amount of $418. Additionally, the Company contributed an annual premium in the amount of $27,856 into a Support Fund for Dr. Oversohl.

(8)	Mr. Register’s compensation for the year ended December 31, 2009 is not included in this table as he was not an NEO prior to 2010.

Grants of Plan-Based Awards — 2011

The following table and footnote disclosure provide information regarding plan-based awards granted in 2011 to each of the NEOs.

Name	Grant Date	Compensation Committee Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Securities Underlying Stock or Units(4) (#)		Grant Date Fair Value of Stock Awards(5) ($)
			Target ($)		Threshold (#)	Target(6) (#)
Alan J. Herrick			$830,250
	4/1/2011	3/11/2011					160,800		$1,931,191
	4/1/2011	3/24/2011			26,800	44,666			$477,289
Joseph S. Tibbetts, Jr.			$275,000
	4/1/2011	3/11/2011					77,200	(7)	$927,097
	4/1/2011	3/24/2011			6,200	10,333			$110,416
Alan M. Wexler			$335,000
	4/1/2011	3/11/2011					42,000		$504,401
	4/1/2011	3/24/2011			7,000	11,666			$124,660
Christian Oversohl			$299,452	(8)
	4/1/2011	3/11/2011					37,200		$446,732
	4/1/2011	3/24/2011			6,200	10,333			$110,416
Harry Register			$325,000
	4/1/2011	3/11/2011					39,600		$475,566
	4/1/2011	3/24/2011			6,600	11,000			$117,543

(1)	Consistent with past practice, the Compensation Committee generally sets the grant date for each award to be the first NASDAQ trading day in the month following approval. Pursuant to our 1998 Plan, the Compensation Committee approved the aggregate number of time-based RSUs and performance-based RSUs on March 11, 2011, and approved the performance metrics for the performance-based RSUs on March 24, 2011.

(2)	Amounts reflect incentive bonus targets representing 74% — 135% of the NEOs’ base salaries. The Compensation Committee does not set threshold or maximum amounts for incentive bonuses. The actual incentive bonus amount earned by each NEO is reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 45 of this Proxy Statement.

(3)	Represents the threshold and target number of performance-based RSUs the NEO may earn and that will become eligible for vesting subject to the Company achieving specific revenue growth and operating margin performance measures in the 2011 Performance Year. The target number of performance-based RSUs represents one-third of the aggregate number of performance-based RSUs awarded to the NEOs in 2011; a proportionate number of the remaining two-thirds may be earned by the NEO in each of 2012 and 2013 subject to the Company achieving performance measures for the 2012 and 2013 Performance Years, to be set by the Compensation Committee by March 31 of the relevant Performance Year. The following table shows the number of performance-based RSUs each NEO would have earned had the highest level of performance been achieved in the 2011 Performance Year:

NEO	Total PSU Award	Target 2011 Performance Year PSUs	Fair Value of Stock on FASB ASC Topic 718 Grant Date	Total Fair Value of Target 2011 Performance Year PSUs
Alan J. Herrick	134,000	44,666	$10.91	$487,306
Joseph S. Tibbetts, Jr.	31,000	10,333	$10.91	$112,733
Alan M. Wexler	35,000	11,666	$10.91	$127,276
Christian Oversohl	31,000	10,333	$10.91	$112,733
Harry Register	33,000	11,000	$10.91	$120,010

(4)	Amounts reflect time-based RSUs granted to the NEOs in 2011 that vest in four equal annual installments on the anniversary of the date of grant. Based on the vesting schedule, the RSUs will fully vest on April 1, 2015.

(5)	Represents the aggregate grant date fair value of all stock-based awards, including the value of any dividend equivalent shares earned on such awards, calculated in accordance with FASB ASC Topic 718, granted during the years presented and disregarding any estimates of forfeitures related to service-based vesting conditions. The aggregate grant date fair value is calculated by multiplying the total number of RSUs granted by the closing price of the Company’s common stock as quoted on NASDAQ on the FASB ASC Topic 718 grant date of the award. The FASB ASC Topic 718 grant date was April 1, 2011 for the time-based RSU awards and August 12, 2011 for the performance-based RSU awards. The closing price of our common stock on NASDAQ was $11.66 on April 1, 2011 and $10.91 on August 12, 2011. For the performance-based RSU awards, fair value is based on the estimated probable outcome of the performance measures as of the FASB ASC Topic 718 grant date. The grant date fair values of performance-based RSUs included in the table assume achievement of revenue growth and operating margin performance measures at 92.7% and 97.1%, respectively.

(6)	The amounts shown in this column also reflect the maximum number of performance-based RSUs the NEO may earn in the 2011 Performance Year.

(7)	Includes 40,000 time-based RSUs awarded to Mr. Tibbetts in recognition of his additional responsibilities as SapientNitro Managing Director — Asia Pacific.

(8)	As Dr. Oversohl is compensated in Euros, his annual bonus incentive target of €215,000 was converted to $299,452 using an average of the 2011 Euro to USD exchange rate of $1.3928.

Outstanding Equity Awards at Fiscal Year-End — 2011

The following table and footnote disclosure provide information regarding all outstanding equity awards held by each of the NEOs as of December 31, 2011.

	Option Awards				Stock Awards
								Equity Incentive Plan
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Alan J. Herrick	—	—	—	—	53,451	(3)	$673,483	—		—
	—	—	—	—	78,761	(4)	$992,389	—		—
	—	—	—	—	154,691	(5)	$1,949,107	—		—
	—	—	—	—	165,829	(6)	$2,089,445	—		—
	—	—	—	—				77,344	(7)	$974,534
					41,021	(8)	$516,865	—		—
	50,000	—	$6.04	6/1/2014	—		—	—		—
	15,000	—	$7.92	12/17/2014	—		—	—		—
Joseph S. Tibbetts, Jr.	—	—	—	—	53,451	(9)	$673,483	—		—
	—	—	—	—	54,142	(10)	$682,189	—		—
	—	—	—	—	38,363	(11)	$483,374	—		—
					41,251	(12)	$519,763	—		—
					9,488	(13)	$119,549	—		—
Alan M. Wexler	—	—	—	—	26,725	(14)	$336,735	—		—
	—	—	—	—	53,451	(15)	$673,483	—		—
	—	—	—	—	58,009	(16)	$730,913	—		—
	—	—	—	—	43,313	(17)	$545,744	—		—
	—	—	—	—	10,712	(18)	$134,971	—		—
Christian Oversohl	—	—	—	—	16,035	(19)	$202,041	—		—
	—	—	—	—	53,451	(20)	$673,483	—		—
	—	—	—	—	61,876	(21)	$779,638	—		—
	—	—	—	—	38,363	(22)	$483,374	—		—
	—	—	—	—	9,488	(23)	$119,549	—		—
	20,000	—	$2.82	6/16/2013	—		—	—		—
	42,500	—	$6.04	6/1/2014	—		—	—		—
Harry Register	—	—	—	—	13,362	(24)	$168,362	—		—
	—	—	—	—	53,451	(25)	$673,483	—		—
	—	—	—	—	58,009	(26)	$730,913	—		—
	—	—	—	—	40,838	(27)	$514,559	—		—
					10,101	(28)	$127,273	—		—

(1)	Unless otherwise noted, the stock awards included in this column vest in four equal annual installments on the anniversary of the date of grant.

(2)	Based on the closing stock price of $12.60 on NASDAQ as of December 30, 2011 to calculate the in-the-money value of unvested equity.

(3)	This amount represents the unvested portion of time-based RSUs granted on August 1, 2007 and includes the dividend equivalent shares (“DE Shares”) earned on such awards. These shares vest on January 1, 2012.

(4)	This amount represents the unvested portion of time-based RSUs granted on March 2, 2009 and includes the DE Shares earned on such awards.

(5)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2010 and includes the DE Shares earned on such awards.

(6)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2011 and includes the DE Shares earned on such awards.

(7)	This amount represents 50,000 Revenue RSUs, 25,000 Margin RSUs, and 2,344 DE Shares granted on April 1, 2010, that, once earned, will vest on March 1, 2013. See footnote (5) to the table entitled “Summary Compensation Table — 2011, 2010 and 2009” on page 45 of this Proxy Statement for a more detailed description of this award.

(8)	This amount represents performance-based RSUs and DE Shares earned by Mr. Herrick in 2011, which will vest on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2011” on page 47 of this Proxy Statement for a more detailed description of this award.

(9)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2009 and includes the DE Shares earned on such awards.

(10)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2010 and includes the DE Shares earned on such awards.

(11)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2011 and includes the DE Shares earned on such awards.

(12)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2011 and includes the DE Shares earned on such awards.

(13)	This amount represents performance-based RSUs and DE Shares earned by Mr. Tibbetts in 2011, which will vest on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2011” on page 47 of this Proxy Statement for a more detailed description of this award.

(14)	This amount represents the unvested portion of time-based RSUs granted on August 1, 2008 and includes the DE Shares earned on such awards.

(15)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2009 and includes the DE Shares earned on such awards.

(16)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2010 and includes the DE Shares earned on such awards.

(17)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2011 and includes the DE Shares earned on such awards.

(18)	This amount represents performance-based RSUs and DE Shares earned by Mr. Wexler in 2011, which will vest on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2011” on page 47 of this Proxy Statement for a more detailed description of this award.

(19)	This amount represents the unvested portion of time-based RSUs granted on August 1, 2008 and includes the DE Shares earned on such awards.

(20)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2009 and includes the DE Shares earned on such awards.

(21)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2010 and includes the DE Shares earned on such awards.

(22)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2011 and includes the DE Shares earned on such awards.

(23)	This amount represents performance-based RSUs and DE Shares earned by Mr. Oversohl in 2011, which will vest on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2011” on page 47 of this Proxy Statement for a more detailed description of this award.

(24)	This amount represents the unvested portion of time-based RSUs granted on August 1, 2008 and includes the DE Shares earned on such awards.

(25)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2009 and includes the DE Shares earned on such awards.

(26)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2010 and includes the DE Shares earned on such awards.

(27)	This amount represents the unvested portion of time-based RSUs granted on April 1, 2011 and includes the DE Shares earned on such awards.

(28)	This amount represents performance-based RSUs and DE Shares earned by Mr. Register in 2011, which will vest on April 1, 2014. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2011” on page 47 of this Proxy Statement for a more detailed description of this award.

Option Exercises and Stock Vested — 2011

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the exercise of option awards and the vesting of stock awards during fiscal 2011 by each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Alan J. Herrick	37,500	$213,043	244,576	$2,901,614
Joseph S. Tibbetts, Jr.	—	—	96,894	$1,162,372
Alan M. Wexler	—	—	70,636	$872,884
Christian Oversohl	15,000	$97,276	61,509	$742,741
Harry Register	—	—	317,103	$4,643,572

(1)	The aggregate dollar amount realized is based on the sale price on the date of exercise.

(2)	The value realized is based on the closing price of the Company’s common stock as quoted on NASDAQ on the day prior to the date of vesting.

Pension Benefits

We have no pension plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or deferred compensation plans.

Employment and Change in Control Severance Agreements

Employment Agreements

We have entered into employment agreements with all of our NEOs, as described below. Additionally, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor and/or soliciting Sapient clients and employees.

Alan J. Herrick.    On July 18, 2007, the Company and Mr. Herrick entered into an employment agreement, as amended on August 6, 2009 (the “CEO Agreement”), under which Mr. Herrick serves as Sapient’s President and Chief Executive Officer. The CEO Agreement, which commenced retroactively on November 1, 2006, had an initial term of three years (the “Initial Term”) and automatically renews for successive one-year terms, unless either the Company or Mr. Herrick provides written notice, at least 60 days prior to the expiration of the term, that the CEO Agreement shall not be renewed.

Pursuant to the CEO Agreement, Mr. Herrick will receive severance benefits if (i) the Company terminates him for a reason other than for cause (as defined in the CEO Agreement), because of a disability, or on account of his death; (ii) he terminates his employment with good reason (as defined in the CEO Agreement); or (iii) the Company elects not the renew his agreement at the end of any renewal term of the CEO Agreement. In each of these situations, Mr. Herrick is entitled to receive a lump-sum payment equal to 100% of his base salary and target bonus amounts in the year of termination, and acceleration of a pro rata portion of his unvested equity awards.

On April 13, 2010, Mr. Herrick entered into a change in control severance agreement, the terms of which supersede the change in control arrangements in the CEO Agreement for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Herrick would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Joseph S. Tibbetts, Jr.    On October 16, 2006, the Company and Mr. Tibbetts entered into an employment agreement (the “CFO Agreement”) under which Mr. Tibbetts serves as Sapient’s Senior Vice President and Chief Financial Officer. If Mr. Tibbetts’ employment is terminated by the Company without Cause, or by him for Good Reason, and other than pursuant to a Change in Control (as these terms are defined in the CFO Agreement), Mr. Tibbetts is entitled to receive a lump sum payment equal to 150% of his base salary and target bonus amount, a pro rata portion of his target bonus for the year in which termination occurs, an 18-month continuation of certain benefits, and the acceleration of certain unvested RSUs.

On April 13, 2010, Mr. Tibbetts entered into a change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in the CFO Agreement for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Tibbetts would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Alan M. Wexler.    On April 1, 2002, the Company entered into a letter agreement with Mr. Wexler pursuant to which Mr. Wexler is entitled to a lump sum payment equal to one year of base salary and target bonus amount if terminated by the Company for any reason, other than for unethical or illegal behavior. On April 13, 2010, Mr. Wexler entered into a change in control severance agreement with the Company, the terms of which supersede the severance arrangements of his letter agreement only if his employment is terminated on or following a change in control, for so long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Wexler would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments Upon Termination or Change in Control,” below.

Christian Oversohl.    On August 27, 2010, Sapient GmbH, a wholly-owned subsidiary of the Company, entered into an agreement with Dr. Oversohl (the “Managing Director Agreement”), under which it is agreed that Dr. Oversohl will continue to serve as Managing Director of Sapient GmbH. The Managing Director Agreement is effective September 1, 2010 and has no term. The Company may terminate the Managing Director Agreement immediately for good cause and other than for good cause following the expiration of a 12 month notice period. Dr. Oversohl may terminate the Managing Director Agreement immediately for good cause and other than for good cause following the expiration of a six month notice period. Upon termination by the Company other than for good cause, Dr. Oversohl will receive a prorated bonus through the date of the notice and, on the effective date of termination, a final bonus equal to the prior calendar year’s target bonus amount. Under the Managing Director Agreement, the Company contributes a premium of 20,000 Euros per year into the Support Fund. In light of the benefit norms within Germany, Dr. Oversohl’s senior executive position within the Company, and our desire to provide Dr. Oversohl industry-standard benefits intended to promote his retention and continued commitment to the Company, the Compensation Committee deemed it appropriate to making payments into the Support Fund.

If the Managing Director Agreement is terminated, Dr. Oversohl is restricted from (i) competing against the Company, (ii) soliciting Company clients, and (iii) soliciting Company employees, for the 12 month period following the termination (together, the immediately preceding restrictions constitute the “Post-Employment Covenant”). In return for abiding by the Post-Employment Covenant, Dr. Oversohl will receive monthly compensation during the 12 month period equal to 50% of the amount of his last monthly base salary and benefits in effect at the time of his termination. The Company may waive the Post-Employment Covenant prior to termination of the Managing Director Agreement; its obligation to make the payments described in the immediately preceding sentence in the event of a termination of the Managing Director Agreement after the waiver has been declared will cease following the expiration of a six month notice period.

On April 26, 2010, Dr. Oversohl entered into a change in control severance agreement with the Company. Any change in control severance payment owed to Dr. Oversohl will be reduced by any payments received by Dr. Oversohl pursuant to his Managing Director Agreement in connection with the Post-Employment Covenant if his employment is terminated on or following a change in control, for as long as the change in control severance agreement is in effect. For a description of the potential payments and benefits Dr. Oversohl would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Harry Register.    On June 1, 2007, the Company and Mr. Register, currently Managing Director of the Company’s Global Markets Business Unit, entered into an agreement under which the parties agreed that Mr. Register would serve as Sapient’s Senior Vice President and Global Lead of Trading and Risk Management. The agreement has no term, and only included severance provisions for terminations occurring before June 18, 2011.

On April 13, 2010, Mr. Register entered into a change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in his employment agreement for as long as the new agreement is in effect. For a description of the potential payments and benefits Mr. Register would receive upon a change in control, see “Change in Control Severance Agreements” and “Potential Payments upon Termination or Change in Control,” below.

Change in Control Severance Agreements

On April 13, 2010, the Company entered into Change in Control Severance Agreements (collectively, the “U.S. CIC Agreements”) with certain of its senior officers, including Messrs. Herrick, Tibbetts, Wexler, and Register (collectively, the “U.S. NEOs”). Additionally, on April 26, 2010, the Company entered into a Change in Control Severance Agreement with Dr. Oversohl (the “Oversohl CIC Agreement” and, together with the U.S. CIC Agreements, the “CIC Agreements”). Each agreement provides severance benefits in the event of certain terminations of the officer’s employment following or in connection with a change in control (as defined below) of Sapient. The severance benefits provided under the CIC Agreements supersede all change in control severance benefits provided to those officers in this group who had pre-existing agreements with Sapient, for so long as the CIC Agreements are in effect.

The initial term of each CIC Agreement expires on December 31, 2012, but will be automatically extended each January 1, beginning on January 1, 2012, for additional one year periods, unless Sapient or the applicable officer gives notice, by September 30 of the prior year, not to extend the term. In the event of a change in control of Sapient, the term of each CIC Agreement will expire no earlier than 24 months following the change in control.

Under the CIC Agreements, each officer is entitled to certain severance benefits in the event the officer’s employment terminates, within two years following (or, in certain circumstances, within six months preceding) a change in control of Sapient, other than (a) by Sapient for cause (as defined below), (b) by reason of the officer’s death or disability, (c) by the officer without good reason (as defined below), or (d) in the case of the Oversohl CIC Agreement, if Dr. Oversohl’s employment is for a fixed term that expires following a change in control and Sapient elects not to renew his employment (unless Sapient would have been entitled to terminate his employment for cause had the fixed term not expired). These severance benefits consist of the following: (i) a multiple of the officer’s base salary and target annual bonus (one-and-one-half times for Messrs. Herrick, Wexler, Oversohl and Register, and two times for Mr. Tibbetts);6 (ii) continued life, accident, and health insurance benefits for a specified period (18 months for Messrs. Herrick, Wexler, Oversohl and Register, and 24 months for Mr. Tibbetts); (iii) any unpaid incentive compensation for a completed fiscal year (or other measuring period) that, as of the officer’s termination date, was contingent only on the officer’s continued employment; (iv) a pro-rata target incentive award for the officer’s performance in the year of termination; and (v) outplacement services for 24 months. In addition, all then-unvested Sapient equity awards held by the officer will immediately vest (with any stock options and stock appreciation rights so held by the officer generally remaining exercisable for a length of time following the officer’s termination of employment equal to the earlier of (x) the date the stock options or stock appreciation rights would otherwise expire (assuming no termination of employment occurred) or (y) the term of such officer’s benefits continuation period. If a U.S. NEO is entitled to any change in control payments that would constitute “excess parachute payments” subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the officer’s payments will be reduced to the extent necessary to avoid the excise tax, but only if such reduction results in a higher after-tax payment to the officer.

Sapient has also agreed to pay all legal fees and expenses incurred by an officer in disputing in good faith any issue under a CIC Agreement relating to the termination of an officer’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by a CIC Agreement or, with respect to the U.S. NEOs, in connection with any tax audit or proceeding relating to Section 4999 of the Internal Revenue Code.

For purposes of the CIC Agreements, the following terms have the following meanings:

“Change in control” of Sapient is generally defined as occurring when (i) any person becomes the beneficial owner of securities of Sapient representing 40% or more of the combined voting power of Sapient’s then outstanding securities, (ii) individuals constituting the Board of Directors of Sapient on the date the CIC Agreement was signed (or whose appointment, election or nomination for election was approved or recommended by at least two-thirds (2/3) of the then-existing board of directors, excluding any director whose initial assumption of office is in connection with an actual or threatened election contest) cease to constitute a majority of the board of directors, (iii) a merger of Sapient or sale of all or substantially all of its assets is consummated, other than a merger or sale following which the Board members immediately prior to such merger constitute at least a majority of the Board, or (iv) the stockholders of Sapient approve a plan of complete liquidation or dissolution of Sapient.

“Cause” is generally defined as the (i) willful and continued failure by the executive to substantially perform the executive’s duties with the Company, which has not been cured within 30 days of receipt of a written demand from Sapient’s Board of Directors, or (ii) willful engaging by the executive in conduct that is demonstrably and materially injurious to Sapient, monetarily or otherwise.

6 Messrs. Herrick and Tibbetts’ change in control base salary and target annual bonus severance payment multiples are based on the change in control severance payment multiples to which they agreed in their current employment agreements with Sapient.

“Good reason” is generally defined as the occurrence of any of the following events after a change in control of Sapient: (i) the assignment of duties materially inconsistent with the officer’s status as an officer or a substantial adverse alteration in title or in the nature or status of responsibilities (including, with respect to Messrs. Herrick and Tibbetts, no longer being the chief executive officer or chief financial officer, respectively, of a publicly traded company), (ii) a material reduction in annual base salary, (iii) certain relocations of the officer’s place of employment, (iv) the failure to pay any portion of the officer’s compensation when due, (v) the failure to continue in effect any material compensation plan in which the officer participates immediately prior to the change in control which is material to the officer’s total compensation, or (vi) the failure to provide benefits substantially similar to those enjoyed by the officer immediately prior to the change in control. The officer must provide Sapient with a notice of resignation within 90 days following the event constituting good reason and must provide Sapient with at least 30 days to cure the event constituting good reason.

Potential Payments upon Termination or Change in Control

As described under “Employment and Change in Control Severance Agreements,” above, the Company is required to make certain payments to the NEOs upon termination of their employment. The following information summarizes those payments that would have been payable to Messrs. Herrick, Tibbetts, Wexler and Oversohl if the change in control benefits or other severance provisions under their employment agreements and CIC Agreements had been triggered on December 31, 2011. Mr. Register is not entitled to receive severance benefits for termination events other than in connection with a change in control.

Potential Payments upon Termination (no Change in Control)

Alan J. Herrick

	Cash Severance		Value of Accelerated Unvested Equity ($)(1)	Total($)
	Base Salary ($)	Bonus ($)
Termination by the Company Other than For Cause or by nonrenewal of CEO Agreement; Termination as a Result of Death, Disability, or by the NEO with Good Reason	$615,000	$830,250	$2,627,587	$4,072,837

(1)	Represents the value of accelerated equity, based on a stock price of $12.60, the closing price of Sapient stock on December 30, 2011.

Joseph S. Tibbetts, Jr.

	Cash Severance				Value of Accelerated Unvested Equity ($)(1)
	Base Salary ($)		Bonus ($)				Prorated Bonus($)(2)	Benefits Continuation($)		Total($)
Termination by the Company Other than For Cause or by the NEO with Good Reason	$555,000	(3)	$412,500	(3)	$814,880	(4)	$275,000	$15,098	(5)	$2,072,478

(1)	Represents the value of accelerated equity, based on a stock price of $12.60, the closing price of Sapient stock on December 30, 2011.

(2)	Assumes that all bonus amounts provided under Sapient’s annual incentive bonus plan were earned in full in 2011.

(3)	The multiple used for purposes of these calculations is 1.5.

(4)	Outstanding time-based RSUs will be subject to accelerated vesting such that the next scheduled vesting date will be deemed to have occurred on the date of termination. Mr. Tibbetts will be entitled to the value of 64,673 time-based RSUs (including dividend equivalent shares) as a result of accelerated vesting.

(5)	Reflects value of benefits continuation for the 18-month period.

Alan M. Wexler

If Mr. Wexler had been terminated without cause on December 31, 2011, the Company would have been required to pay him a lump sum payment of $710,000 within five days of the date of termination, which payment represents the sum of his 2011 base salary (as of December 31, 2011) and his 2011 target bonus payment.

Christian Oversohl

If Dr. Oversohl had been terminated without cause on December 31, 2011, the Company would have been required to pay him during the 12-month notice period required under the Managing Director Agreement $383,020, which represents his 2011 base salary (as of December 31, 2011). Additionally, if the Company wished to enforce Dr. Oversohl’s Post-Employment Covenant, Dr. Oversohl would be entitled to a monthly payment of $29,6147 for the 12-month period following his termination. Other income earned by Dr. Oversohl during this period would be offset against the payment. The Company has the option to waive the Post-Employment Covenant prior to termination of the Managing Director Agreement, and cease making these payments following the expiration of a six month notice period. Dr. Oversohl’s employment agreement does not contain any change in control provisions. As Dr. Oversohl is compensated in Euros, for purposes of this example his compensation was converted from Euros to United States Dollars using an average of the 2011 Euro to USD exchange rate of $1.3928.

Potential Payments upon a Change in Control (Termination)

Each NEO is entitled to the following severance benefits in the event the officer’s employment terminates, within two years following (or, in certain circumstances, within six months preceding) a change in control of Sapient8, other than (a) by Sapient for cause, (b) by reason of the officer’s death or disability, (c) by the officer without good reason:

	Cash Severance(1)		Value of Accelerated Unvested Equity ($)(2)(3)(4)
	Base Salary ($)	Bonus ($)		Prorated Bonus($)(5)	Benefits Continuation($)		Total($)
Alan J. Herrick	$922,500	$1,245,375	$9,282,823	$830,250	$15,098		$12,296,046
Joseph Tibbetts, Jr.	$740,000	$550,000	$2,749,408	$275,000	$20,131		$4,334,539
Alan M. Wexler	$562,500	$502,500	$2,727,875	$335,000	$15,098		$4,142,973
Christian Oversohl(6)	$574,530	$449,178	$2,529,135	$299,452	$42,411	(7)	$3,894,706	(8)
Harry Register	$502,500	$487,500	$2,503,116	$325,000	$15,098		$3,833,214

(1)	The multiple used for purposes of these calculations is 1.5 for Messrs. Herrick, Wexler, Oversohl and Register, and 2.0 for Mr. Tibbetts.

7 Represents 50% of Dr. Oversohl’s total monthly base salary and benefits compensation in effect at the time of his termination. As to the bonus, it has been assumed that the full target bonus has been earned in 2011. For future years, the average bonus earned during the three years preceding his termination will be taken as a reference in calculation of the bonus amount due.

8 Does not apply to Dr. Oversohl if his employment term will be changed into a fixed term that expires following a change in control, and Sapient elects not to renew his employment (unless Sapient would have been entitled to terminate Dr. Oversohl’s employment for cause had the fixed term not expired).

(2)	Represents the value of accelerated equity, based on a stock price of $12.60, the closing price of Sapient stock on December 30, 2011.

(3)	Upon termination, outstanding stock options shall remain exercisable (but in no event beyond the date such stock option or stock appreciation right would have expired had the NEO remained employed with the Company).

(4)	Includes the total performance-based RSU awards granted to the NEOs in 2011. See footnote (3) to the table entitled “Grants of Plan-Based Awards — 2011” on page 47 of this Proxy Statement for a more detailed description of these awards.

(5)	Assumes that all bonus amounts provided under Sapient’s annual incentive bonus plan were earned in full in 2011.

(6)	As Dr. Oversohl is compensated in Euros, for purposes of this table his compensation was converted from Euros to United States Dollars using an average of the 2011 Euro to USD exchange rate of $1.3928.

(7)	Includes annual internet allowance and funds contributed by the Company into a Support Fund for Dr. Oversohl.

(8)	Any payments made to Dr. Oversohl by Sapient GmbH during the 12 month notice period required under his Managing Director Agreement for a termination other than for good cause shall be offset against the total payment due in the event of a change in control. If the Company wishes to enforce Dr. Oversohl’s Post-Employment Covenant, the total payment due in the event of a change in control would be further reduced by the payment due pursuant to the Post-Employment Covenant.

In addition to the above-listed benefits, each NEO will receive outplacement services for a period of 24 months following termination as a result of a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

None.

Pre-Approval Policy Regarding Related Party Transactions

While the Company has no written policy regarding pre-approval of related party transactions, the Audit Committee has responsibility for the review and pre-approval of any related party transactions between the Company and its officers, directors, director nominees, any of their immediate family members or affiliates, and any stockholders owning 5% or more of the Company’s outstanding stock. Any related party transactions must be reviewed on an ongoing basis for potential conflict of interest situations.

OTHER INFORMATION

Stockholder Proposals

Our stockholders may submit a proposal to be considered for a vote at our 2013 Annual Meeting. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Amended and Restated Bylaws and Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

To submit a proposal under Rule 14a-8 for inclusion in our 2013 proxy statement and consideration at our 2013 Annual Meeting, you must deliver a proposal made pursuant to Rule 14a-8 to our Secretary at the Company’s headquarters no later than December 28, 2012. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8.

If you wish to submit a proposal for consideration at our 2013 Annual Meeting, but do not want the proposal to be included in the meeting proxy materials, you must provide your written request to our Secretary no earlier than March 9, 2013 and no later than April 8, 2013. If we give notice of the date of the 2013 Annual Meeting less than 70 days before the meeting, your request must be received no later than the close of business on the 10th day following the date on which such notice was mailed or public disclosure was made, whichever occurs first. Please refer to Section 1.11 of our Bylaws for other requirements applicable to these proposals. Proposals that do not comply with our Bylaws will not be considered at our 2013 Annual Meeting.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items described above. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, as they deem in the best interests of the Company and its stockholders.

COST OF SOLICITATION

We will pay the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We may also request brokerage houses, custodians, nominees and fiduciaries to forward copies of proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. If applicable, we will reimburse them for their out-of-pocket expenses in connection with this distribution to beneficial owners of our common stock.

SAPIENT CORPORATION 131 DARTMOUTH STREET BOSTON, MA 02116 ATTN: LEGAL DEPARTMENT

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. (EDT) the day before the meeting date. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic vote instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs associated with mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. (EDT) the day before the meeting date. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

     TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED   AND  DATED.

The Board of Directors recommends you vote		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01 James M. Benson 02 Hermann Buerger 03 Jerry A. Greenberg 04 Alan J. Herrick 05 J. Stuart Moore
06 Robert L. Rosen 07 Ashok Shah 08 Vijay Singal
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012.						☐	☐	☐
3	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.						☐	☐	☐
NOTE: The stockholders will act on any additional business that may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

SAPIENT CORPORATION

131 Dartmouth Street

Boston, MA 02116

www.sapient.com

YOUR VOTE IS IMPORTANT TO US!

When you vote, help reduce the environmental impact and cost associated with the mailing of proxy materials by choosing to receive electronic delivery of future mailings.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2011 Annual Report on Form 10-K, Notice & 2012 Proxy Statement is/are available at www.proxyvote.com.

SAPIENT CORPORATION Annual Meeting of Stockholders June 7, 2012 This proxy is solicited on behalf of the Board of Directors

Those signing on the reverse side, revoking all prior proxies, hereby appoint(s) Alan J. Herrick, Joseph S. Tibbetts, Jr., and Joseph A. LaSala, Jr., and each of them, with full power of substitution, as Proxies, to represent and vote, as designated hereon, all shares of stock of Sapient Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 7, 2012, at 9:00 a.m. (EDT) at the Company’s headquarters located at 131 Dartmouth Street, Boston, MA 02116 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.

IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS CARD AND “FOR” PROPOSALS 2 AND 3. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE AND WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING. IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

  Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side